EXHIBIT 10.2

EXECUTION VERSION

THIRD AMENDED AND RESTATED

MEZZANINE LOAN AND SECURITY AGREEMENT

AMONG

OP SPE BORROWER PARENT, LLC,

as Parent Borrower,

OP SPE PHX1, LLC,

as a Borrower,

OP SPE TPA1, LLC,

as a Borrower,

and

LL PRIVATE LENDING FUND II, L.P.,

as the Lender

Dated as of November 6, 2023

EXHIBITS AND SCHEDULES

EXHIBIT A	Form of Promissory Note

EXHIBIT B	Form of Notice of Borrowing

EXHIBIT C	Insurance Requirements

SCHEDULE 1	Notice Information

THIRD AMENDED AND RESTATED MEZZANINE LOAN AND SECURITY

AGREEMENT

This Third Amended and Restated Mezzanine Loan and Security Agreement, dated as of November 6, 2023, is by and among OP SPE Borrower Parent, LLC, a Delaware limited liability company (“Parent Borrower”), and OP SPE PHX1, LLC, a Delaware limited liability company, and OP SPE TPA1, LLC, a Delaware limited liability company (each, a “Borrower” and, collectively with Parent Borrower, the “Borrowers”), on the one hand, and LL Private Lending Fund II, L.P., a Delaware limited partnership, as lender (the “Lender”), on the other hand.

RECITALS

WHEREAS, the Borrowers are in the business of, among other things, buying and selling certain Properties, as further specified herein;

WHEREAS, Borrowers and the Lender entered into that Second Amended and Restated Mezzanine Loan and Security Agreement, dated as of December 16, 2021 (such agreement, as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Loan and Security Agreement”);

WHEREAS, the Borrowers are party to a certain Amended and Restated Master Loan and Security Agreement, dated as of February 25, 2021 (such agreement, as amended, restated, modified and/or supplemented, the “Senior Loan Agreement”), with Citibank, N.A., as the lender (the “Senior Lender”), and Wells Fargo Bank, N.A., as calculation agent and paying agent;

WHEREAS, the Borrowers have requested that the Senior Lender make certain loans to them from time to time, the proceeds of which will be used to provide interim funding for the acquisition of certain Properties and for other corporate purposes on the terms and subject to the conditions set forth in the Senior Facility Documents;

WHEREAS, pursuant to the Existing Loan and Security Agreement, the Lender has made and will make certain loans to the Borrowers from time to time, the proceeds of which, together with the proceeds received by the Borrowers from borrowings from the Senior Lender under the Senior Loan Agreement, are used to provide interim funding for the acquisition of certain Properties and for other corporate purposes; and

WHEREAS, Borrower and the Lender wish to amend and restate the Existing Loan and Security Agreement as provided herein.

NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION; COMPUTATIONS

Section 1.01 Definitions. As used in this Agreement (including in the introduction and recitals above), the following terms shall have the meanings indicated:

“Advance” has the meaning assigned to such term in Section 2.01.

“Advance Percentage” has the meaning ascribed to such term in the Pricing Side Letter.

“Affiliate” means, in respect of a referenced Person, another Person Controlling, Controlled by or under common Control with such referenced Person.

“Agreement” means this Amended and Restated Mezzanine Loan and Security Agreement, as further amended, restated or otherwise modified from time to time.

“Amendment and Restatement Effective Date” means November 6, 2023.

“Applicable Law” means any Law of any Governmental Authority, including all federal and state banking or securities laws, to which the Person in question is subject or by which it or any of its assets or properties are bound.

“Asset Management Rights” means all right, title and interest of each Borrower in and to any and all of the following (if any): (a) rights to manage and make all decisions with respect to the Eligible Properties, (b) rights to make protective advances and receive reimbursement therefor, (c) rights to receive a management fee for managing the Eligible Properties, (d) late fees, penalties or similar payments with respect to the Eligible Properties, (e) agreements and documents creating or evidencing any such rights to manage, documents, files and records relating to the servicing of the Eligible Properties, and rights of any Person thereunder, (f) escrow, reserve and similar amounts with respect to the Eligible Properties, (g) rights to appoint, designate and retain any other managers, sub-managers, agents, custodians, trustees and liquidators with respect to the Eligible Properties, and (h) accounts and other rights to payment related to the Eligible Properties.

“Assignment and Acceptance” means an Assignment and Acceptance entered into by the Lender, a Permitted Assignee and, if applicable, the Borrowers.

“Availability Period” means the period from and including the Closing Date to and including the earliest of: (a) the date of any voluntary termination of this Agreement by the Borrower, (b) the termination of the Availability Period pursuant to Section 6.01, and (c) the “Maturity Date” (as defined in the Senior Loan Agreement) pursuant to the terms of the Senior Loan Agreement. The Availability Period may be extended pursuant to Section 2.14.

“Bankruptcy Code” means the United States Bankruptcy Code, Title 11, United States Code §§101 et seq.

“Borrowers” has the meaning assigned to such term in the introduction to this Agreement.

“Borrowing” has the meaning assigned to such term in Section 2.01.

“Borrowing Date” means the date of a Borrowing.

“Business Day” means any day of the year except: a Saturday, Sunday or other day on which commercial banks in New York, New York and San Francisco, California are authorized or required by law to close.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash” means Dollars immediately available on the day in question.

“Cash Equivalents” means (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition, or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change in Law” means (a) the adoption or taking effect of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or-application thereof by any Governmental Authority after the Closing Date or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority made or issued after the Closing Date; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” hereunder regardless of the date of effectiveness.

“Closing Date” means March 16, 2020.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning assigned to such term in Section 7.01.

“Commitment” has the meaning ascribed to such term in the Pricing Side Letter.

“Commitment Fee” has the meaning ascribed to such term in the Pricing Side Letter.

“Commitment Fee Percentage” has the meaning ascribed to such term in the Pricing Side Letter.

“Commitment Termination Date” means the last day of the Availability Period, provided that if the Commitment Termination Date would otherwise not be a Business Day, then the Commitment Termination Date shall be the immediately succeeding Business Day.

“Committed Amount” has the meaning ascribed to such term in the Pricing Side Letter.

“Constituent Documents” means, in respect of any Person, the certificate or articles of formation or organization, the limited liability company agreement, operating agreement, partnership agreement, joint venture agreement, trust agreement or other applicable agreement of formation or organization (or equivalent or comparable constituent documents) and other organizational documents and by laws and any certificate of incorporation, certificate of formation, certificate of limited partnership, certificate of trust and other agreement, similar instrument filed or made in connection with its formation or organization, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Contractual Obligation” means, with respect to any Person, any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or is subject.

“Contributed Property” means any Property owned by a Borrower.

“Control” means the direct or indirect possession of the power to direct or cause the direction of the management or policies of a Person, whether through ownership, by contract, arrangement or understanding, or otherwise; provided, however that “Control” does not include the contractual right to appoint less than a majority of the directors or managers to the board of a Person or to appoint advisors to the board, board committees or management committees of a Person. “Controlled” and “Controlling” have the meaning correlative thereto.

“Default” means any event which, with the passage of time, the giving of notice, or both, would (if not cured or otherwise remedied during the applicable cure period) constitute an Event of Default.

“Dollars” and “$” mean lawful money of the United States of America.

“Eligible Properties” has the meaning assigned to such term in the Senior Loan Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the thirty (30) day notice requirement is waived); (b) the failure with respect to any Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA); (c) the filing pursuant to Section 412(c) of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (e) the incurrence by any Borrower or any member of its ERISA Group of any material liability under Title IV of ERISA with respect to the termination of any Plan; (f) (i) the receipt by any Borrower or any member of its ERISA Group from the PBGC of a notice of determination that the PBGC intends to seek termination of any Plan or to have a trustee appointed for any Plan under Section 4041(c) of ERISA, or (ii) the filing by any Borrower or any member of its ERISA Group of a notice of intent to terminate any Plan; (g) the incurrence by any Borrower or any member of its ERISA Group of any material liability (i) with respect to a Plan pursuant to Sections 4063 and 4064 of ERISA, (ii) with respect to a facility closing pursuant to Section 4062(e) of ERISA, or (iii) with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (h) the receipt by any Borrower or any member of its ERISA Group of any notice concerning the imposition of Withdrawal Liability that could or a determination that a Multiemployer Plan is, or is expected to be, in endangered status or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA or is or is expected to be insolvent, within the meaning of Title IV of ERISA; or (i) the failure of any Borrower or any member of its ERISA Group to make any required contribution to a Multiemployer Plan.

“ERISA Group” means each controlled group of corporations or trades or businesses (whether or not incorporated) under common control that is treated as a single employer under Section 414(b) or (c) or, for purposes of ERISA Section 302 or Code Section 412, (m) or (o) of the Code with the Borrower.

“Event of Default” means the occurrence of any of the events, acts or circumstances set forth in Section 6.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender: (a) Taxes imposed on or measured by the Lender’s net income (however denominated), franchise Taxes imposed on the Lender, and branch profits Taxes imposed on the Lender, in each case, (i) by the jurisdiction (or any political subdivision thereof) under the laws of which the Lender is organized or in which its principal office is located or, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender pursuant to a law in effect on the date on which (i) the Lender becomes a party hereto or (ii) the Lender changes its lending office, except in each case to the extent that, pursuant to Section 8.03(a), amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender became a party hereto or to the Lender immediately before it changed its lending office, (c) Taxes attributable to the Lender’s failure to comply with Section 8.03(f), and (d) any Taxes imposed under FATCA.

“Existing Loan and Security Agreement” has the definition set forth in the recitals to this Agreement.

“Facility Documents” means this Agreement, Promissory Note, Pricing Side Letter, Guaranty, Pledge Agreement and any other security agreements and other instruments entered into or delivered by or on behalf of the Borrowers pursuant to Section 5.01(k) (Further Assurances) to create, perfect or otherwise evidence the Lender’s security interest in the Collateral.

“FATCA” means Sections 1471 through 1474 of the Code, as in effect on the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FATCA Withholding Tax” means any withholding or deduction required pursuant to FATCA.

“Final Maturity Date” means the date falling six (6) months after the “Maturity Date” (as defined in the Senior Loan Agreement); provided that, in no event shall the Final Maturity Date occur on the date that is on or after the sixth (6th) anniversary of the Closing Date.

“Final Payment Date” means the date on which the aggregate outstanding principal amount of the Advances have been repaid in full and all interest and fees and all other Obligations (other than contingent indemnification and reimbursement obligations which are unknown, unmatured and/or for which no claim giving rise thereto has been asserted) have been paid in full, and the Borrowers shall have no further right to request any additional Advances.

“First Amendment Effective Date” means June 30, 2022.

“Fundamental Amendment” means any amendment, modification, waiver or supplement of or to this Agreement that would (a) increase or extend the term of the Commitment or the Availability Period or change the Final Maturity Date, (b) extend the date fixed for the payment of principal of or interest on any Advance or any fee hereunder, (c) reduce the amount of any such payment of principal, (d) reduce the rate at which interest is payable thereon or any fee is payable hereunder, (e) release any material portion of the Collateral, except in connection with dispositions permitted hereunder, (f) alter the terms of Section 8.01, or (g) modify the definition of the terms “Event of Default” or “Fundamental Amendment.”

“GAAP” means generally accepted accounting principles in effect from time to time in the United States.

“Governmental Authority” means, with respect to any Person, any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.

“Governmental Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all Governmental Authorities.

“Governmental Filings” means all filings, including franchise and similar tax filings, and the payment of all fees, assessments, interests and penalties associated with such filings with all Governmental Authorities.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise), provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent taxes and insurance, or other obligations in respect of a Property, to the extent required by the Lender or the Senior Lender. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantor” means Offerpad Solutions Inc., a Delaware corporation, in its capacity as guarantor under the Guaranty.

“Guaranty” means that certain Limited Guaranty and Recourse Indemnity Agreement, dated as of the First Amendment Effective Date, made by the Guarantor for the benefit of the Lender, as may be amended, restated, supplemented or otherwise modified from time to time.

“Indebtedness” means, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements or like arrangements; (g) indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) any other indebtedness of such Person by a note, bond, debenture or similar instrument.

“Indemnified Party” has the meaning assigned to such term in Section 8.04(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrowers under any Facility Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Independent Director” or “Independent Manager” means, with respect to any Offerpad Entity, an individual who has prior experience as an independent director, independent manager or independent member with at least three (3) years of employment experience and who is provided by Amacar Group, CT Corporation, Corporation Service Company, Global Securitization Services, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Directors/Independent Managers, another nationally recognized company approved by the Lender in the exercise of its reasonable discretion, in each case that is not an Affiliate of any Offerpad Entity and that provides professional Independent Director/Independent Manager and other corporate services in the ordinary course of its business, and which individual is duly appointed as a member of the board of directors or board of managers of such corporation or limited liability company and is not, has never been, and will not while serving as Independent Director or Independent Manager be: (a) a member, partner, equity holder, manager, director, officer or employee of any Offerpad Entity, any of their respective equity holders or Affiliates (other than as an Independent Director or Independent Manager of any Offerpad Entity or Affiliate thereof or any of their respective single-purpose entity equity holders (provided that such Independent Director or Independent Manager is employed by a company that routinely provides professional Independent Directors or Independent Managers)); (b) a creditor, supplier or service provider (including provider of professional services) to any Offerpad Entity, any single-purpose entity equity holder, or any of their respective equity holders or Affiliates (other than a nationally-recognized company that routinely provides professional Independent Directors or Independent Managers and other corporate services to any Offerpad Entity, any single-purpose entity equity holder, or any of their respective equity holders or Affiliates in the ordinary course of business); (c) a family member of any such member, partner, equity holder, manager, director, officer, employee, creditor, supplier or service provider; or (d) a Person that controls (whether directly, indirectly or otherwise) any of the individuals described in the preceding clauses (a), (b) or (c). An individual who otherwise satisfies the preceding definition other than clause (a) by reason of being the Independent Director or Independent Manager of a “special purpose entity” affiliated with any Offerpad Entity shall not be disqualified from serving as an Independent Director or Independent Manager of a Borrower or the Parent if the fees that such individual earns from serving in such role in any given year constitute in the aggregate less than 5% of such individual’s annual income for that year.

“Independent Director Event” shall mean with respect to the Independent Director or Independent Manager (as applicable) for any Borrower or Pledgor, (i) any act or omission by such Independent Director that constitutes willful disregard of its duties under the applicable Governing Documents, (ii) such Independent Director engaging in or being charged with, or being convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Director, or (iii) such Independent Director no longer meeting the definition of Independent Director.

“Insolvency Action” means “Insolvency Action” (as defined in the Senior Loan Agreement).

“Insolvency Event” means, with respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under the Bankruptcy Code or any other applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) days; or (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Insolvency Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding” means any case, action or proceeding before any court or Governmental Authority relating to an Insolvency Event.

“Interest Rate” has the meaning ascribed to such term in the Pricing Side Letter.

“Intercreditor Agreement” means that certain Intercreditor and Standstill Agreement dated the date hereof between the Senior Lender, as senior creditor, and the Lender, as junior creditor, as such may be amended, restated, modified and/or supplemented from time to time.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Knowledge” means (a) as to any natural Person, the actual awareness of the fact, event or circumstance at issue or receipt of notification by proper delivery of such fact, event or circumstance, after due inquiry, and (b) as to any Person that is not a natural Person, the actual awareness of the fact, event or circumstance at issue by a Responsible Officer of such Person or receipt, by a Responsible Officer of such Person, of notification by proper delivery of such fact, event or circumstance, after due inquiry.

“Law” means any action, code, consent decree, constitution, decree, directive, enactment, finding, guideline, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, treaty, rule of public policy, settlement agreement, statute, or writ, of any Governmental Authority, or any particular section, part or provision thereof.

“Lender” has the meaning assigned to such term in the introduction to this Agreement.

“Liabilities” means all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable and documented out of pocket attorneys’ fees and expenses) and disbursements of any kind or nature whatsoever.

“Lien” means any deed of trust, mortgage, lien, pledge, charge, security interest or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing; provided that the leasehold interests of tenants in respect of rental properties and possessory interests of occupants pursuant to an extended stay program shall not constitute Liens for purposes of this Agreement.

“Liquidity” means, with respect to any Person, the sum of (a) its unrestricted Cash, plus (b) its unrestricted Cash Equivalents.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on (a) the property, taken as a whole, business, operations, financial condition or prospects of any Borrower, (b) the ability of any Borrower to perform its obligations under any of the Facility Documents to which it is a party, (c) the validity or enforceability of any of the Facility Documents, (d) the rights and remedies of the Lender under any of the Facility Documents, (e) the timely repayment of the principal and interest of all Advances or payment of other amounts payable in connection therewith or (f) the Collateral.

“Maximum Credit” has the meaning ascribed to such term in the Pricing Side Letter.

“Minimum Liquidity Amount” has the meaning ascribed to such term in the Pricing Side Letter.

“Minimum Tangible Net Worth Amount” has the meaning ascribed to such term in the Pricing Side Letter.

“Multiemployer Plan” means an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA that is sponsored by any Borrower or a member of its ERISA Group or to which any Borrower or a member of its ERISA Group is obligated to make contributions or has any liability.

“Net Worth” means, with respect to any Person, the excess of total assets of such Person, over total liabilities of such Person, determined in accordance with GAAP.

“Non-U.S. Lender” has the meaning assigned to such term in Section 8.03(f).

“Notice of Borrowing” has the meaning assigned to such term in Section 2.02.

“Notice of Prepayment” has the meaning assigned to such term in Section 2.05.

“Obligations” means all financial indebtedness, whether absolute or fixed, at any time or from time to time owing by the Borrowers to the Lender under or in connection with this Agreement or any other Facility Document, including all amounts payable by the Borrowers in respect of the Advances, with interest thereon, and all other amounts payable hereunder or thereunder by the Borrower.

“OFAC” means the U.S. Office of Foreign Assets Control.

“Offerpad Entities” means the Parent and each Borrower.

“Other Connection Taxes” means, in the case of the Lender, any Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than a connection arising from the Lender having executed, delivered, become a party to, performed obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or any other Facility Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to any Facility Document, except any such Taxes that are imposed with respect to an assignment (other than an assignment made pursuant to Section 8.03(g)).

“Parent” means Offerpad, Inc., a Delaware corporation.

“Parent Borrower” has the meaning assigned to such term in the introduction to this Agreement.

“Participant” means any bank or other Person to whom participation is sold as permitted by Section 8.06(c).

“Participant Register” has the meaning assigned to such term in Section 8.06(c)(ii). “PATRIOT Act” has the meaning assigned to such term in Section 8.14.

“Payment Date” means the twentieth Business Day of each calendar month (or, if such day is not a Business Day, then the following Business Day), commencing March 20, 2020.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.

“Permitted Assignee” means any financial or other institution (other than the Borrowers or any Affiliate thereof) which has been approved in writing by the Senior Lender at all times prior to the Senior Facility Release Date.

“Permitted Liens” means (a) Liens created in favor of the Lender hereunder or under the other Facility Documents, (b) Liens created in favor of the Senior Lender under the Senior Facility Documents, (c) Liens imposed by homeowners associations, (d) Liens imposed by any Governmental Authority, operation of law or any homeowners association for taxes, assessments or charges not yet delinquent or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of any Borrower in accordance with, and to the extent required by, GAAP, (e) applicable zoning, building and land use laws, ordinances, rules and regulations, (f) materialmen’s, mechanic’s, carriers’, workmen’s, repairmen’s and similar Liens, in each case, arising in the ordinary course of business securing obligations that are not yet delinquent, (g) all non-monetary liens, encumbrances, easements and other matters of record, (h) any matters set forth in any of the owner’s title insurance policy for the applicable Property, (i) rights of tenants under an extended stay arrangement, (j) Liens arising under any solar leases or power purchase agreements with respect to solar panels secured solely by such solar panels or equipment, and (k) easements, restrictive covenants and other encumbrances which do not in any case materially detract from the value of the Property subject thereto or interfere in any material respect with the business conducted on such Property.

“Person” means an individual or a corporation (including a business trust), partnership, trust, incorporated or unincorporated association, joint stock company, limited liability company, government (or an agency or political subdivision thereof) or other entity of any kind.

“Plan” means an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that is sponsored by any Borrower or a member of its ERISA Group or to which any Borrower or a member of its ERISA Group is obligated to make contributions or has any liability.

“Pledge Agreement” means, collectively, that certain Pledge and Security Agreement, dated as of the Closing Date, made by Pledgor for the benefit of the Lender and that certain Pledge and Security Agreement, dated as of the Closing Date, made by Parent Borrower, as each may be amended, restated, supplemented or otherwise modified from time to time.

“Pledged Interest Control Date” has the meaning assigned to such term in Section 4.01(m)(iv).

“Pledged Membership Interests” means the “Pledged Equity” (as defined in the Senior Loan Agreement).

“Pledgor” means OP SPE Holdco, LLC.

“Post-Default Rate” has the meaning ascribed to such term in the Pricing Side Letter.

“Pricing Side Letter” means that certain Amended and Restated Pricing Side Letter, dated as of the Amendment and Restatement Effective Date, by and among the Borrowers and the Lender, as may be amended, restated, supplemented or otherwise modified from time to time.

“Private Authorizations” means all approvals, consents and other authorizations of all Persons (other than Governmental Authorities).

“Proceeds” has, with reference to any asset or property, the meaning assigned to it under Section 9 102(a)(64) of the UCC and, in any event, shall include any and all amounts from time to time paid or payable under or in connection with such asset or property.

“Prohibited Transaction” means a transaction described in Section 406(a) of ERISA, that is not exempted by a statutory or administrative or individual exemption pursuant to Section 408 of ERISA.

“Promissory Note” means that certain Third Amended and Restated Note, dated as of the date hereof, in the principal amount of $70,000,000, made by the Borrowers and in favor of the Lender substantially in the form attached hereto as Exhibit A, as may be amended, restated, supplemented or otherwise modified from time to time.

“Property” means residential real property, together with all buildings, fixtures and improvements thereon and all other rights, benefits and proceeds arising from and in connection with such property, together with the related records, the related Asset Management Rights, any related takeout commitment, and all instruments, chattel paper and general intangibles comprising or relating to any or all of the foregoing

“QIB” has the meaning assigned to such term in Section 8.06(e).

“Qualified Purchaser” has the meaning assigned to such term in Section 8.06(e).

“Regulation T,” “Regulation U” and “Regulation X” mean Regulation T, U and X, respectively, of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Requested Amount” has the meaning assigned to such term in Section 2.02.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, all governmental licenses and authorizations and any law, treaty, rule or regulation or interpretation thereof or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means (a) in the case of a corporation, partnership or limited liability company (other than the Offerpad Entities) that, pursuant to its Constituent Documents, has officers, any chief executive officer, chief financial officer, chief operating officer, chief administrative officer, president, senior vice president, vice president, assistant vice president, treasurer, director or manager, and, in any case where two Responsible Officers are acting on behalf of such entity, the second such Responsible Officer may be a secretary or assistant secretary, (b) in the case of a limited partnership (other than the Offerpad Entities), the

Responsible Officer of the general partner, acting on behalf of such general partner in its capacity as general partner, (c) in the case of a limited liability company (other than the Offerpad Entities), any Responsible Officer of the sole member or managing member, acting on behalf of the sole member or managing member in its capacity as sole member or managing member, (d) in the case of a trust, the Responsible Officer of the trustee, acting on behalf of such trustee in its capacity as trustee, (e) in the case of the Offerpad Entities, the respective president, vice president and/or chief executive officer, chief financial officer, director, controller or secretary of the Offerpad Entity and (f) in the case of the Lender, an officer of the Lender responsible for the administration of this Agreement. Each Borrower may designate other and additional Responsible Officers from time to time by notice to the Lender.

“Sanctioned Country” means, at any time, a country or territory that is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder, all as from time to time in effect.

“Security Entitlement” has the meaning specified in Section 8 102(a)(17) of the UCC. “Senior Advance” means a borrowing by the Borrowers under the Senior Loan Agreement.

“Senior Advance Amount” means, with respect to each Senior Advance, the principal amount extended by the Senior Lender pursuant to such Senior Advance.

“Senior Advance Date” means, with respect to each Senior Advance, the “Funding Date” (as defined in the Senior Loan Agreement) for such Senior Advance.

“Senior Facility Documents” means the Senior Loan Agreement, each other “Loan Document” (as defined in the Senior Loan Agreement) and all other documents, instruments and agreements now or hereafter executed or delivered by or on behalf of the Borrowers or any guarantor in connection with the Senior Loan Agreement, as any of the same may be modified, amended, restated, replaced, supplemented, extended, split, severed or consolidated from time to time.

“Senior Facility Funding Request” means, with respect to each Senior Advance, the “Notice of Borrowing and Pledge” (as defined in the Senior Loan Agreement) delivered by the Borrowers to the Lender and the “Diligence Agent” (as defined in the Senior Loan Agreement) in connection with such Senior Advance pursuant to the Senior Loan Agreement.

“Senior Facility Release Date” means, with respect to the Collateral, the date on which the Senior Lender has fully and completely released all of its right, title and interest in, to and under all of the Collateral pursuant to a written security release executed by the Senior Lender.

“Senior Lenders” has the meaning assigned to such term in the recitals to this Agreement.

“Senior Loan Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Solvent” means, as to any Person at any point in time, having a state of affairs such that all of the following conditions are met at such time: (a) the fair value of the assets and property of such Person and its consolidated Subsidiaries is greater than the amount of such Person’s and its consolidated Subsidiaries’ liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 91(32) of the Bankruptcy Code, (b) the present fair saleable value of the assets and property of such Person and its consolidated Subsidiaries in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person and its consolidated Subsidiaries on its debts as they become absolute and matured, (c) such Person and its consolidated Subsidiaries is able to realize upon its assets and property and pay its and their debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) such Person and its consolidated Subsidiaries do not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s and its consolidated Subsidiaries’ ability to pay as such debts and liabilities mature, and (e) such Person and its consolidated Subsidiaries are not engaged in a business or a transaction, and are not about to engage in a business or a transaction, for which such Person’s and its consolidated Subsidiaries’ assets and property would constitute unreasonably small capital.

“SPAC Transaction” means the merger, acquisition, contribution, equity purchase or similar reorganization transaction or series of transactions, in which (i) a subsidiary of a special purpose acquisition company merges into the Parent, and (ii) the name of the Parent becomes “Offerpad Holdings LLC”, substantially in accordance with the terms made available and presented to the public on or about the date hereof.

“Subsidiaries” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of board of directions or other managers of such entity are at the time owned, or management of which is otherwise controlled: (a) by such Person, (b) by one or more Subsidiaries of such Person, or (c) by such Person and one or more Subsidiaries of such Person.

“Tangible Net Worth” means, with respect to any Person as of any date of determination, (a) the consolidated Net Worth of such Person and its Subsidiaries, less (b) the consolidated net book value of all assets of such Person and its Subsidiaries (to the extent reflected as an asset in the balance sheet of such Person or any Subsidiary at such date) which will be treated as intangibles under GAAP, including, without limitation, such items as deferred financing expenses, net leasehold improvements, good will, trademarks, trade names, service marks, copyrights, patents, licenses and unamortized debt discount and expense; provided, that residual securities issued by such Person or its Subsidiaries shall not be treated as intangibles for purposes of this definition, plus (c) the Warrant Liability. Tangible Net Worth shall exclude the cumulative amount of non-cash charges, including stock-based compensation.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“UCC” means the New York Uniform Commercial Code; provided that if, by reason of any mandatory provisions of law, the perfection, the effect of perfection or non-perfection or priority of the security interests granted to the Lender pursuant to this Agreement are governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States of America other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of such perfection, effect of perfection or non-perfection or priority.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 8.03(f)(iii).

“Unused Facility Fee” has the meaning ascribed to such term in the Pricing Side Letter.

“Unused Facility Fee Percentage” has the meaning ascribed to such term in the Pricing Side Letter.

“Voluntary Prepayment Amount” has the meaning assigned to such term in Section 2.13.

“Voluntary Prepayment Fee” has the meaning ascribed to such term in the Pricing Side Letter.

“Warranty Liability” means the warrant liability (and any fluctuations in the valuation thereof) assumed in connection with the business combination with Supernova Partners Acquisition Company, Inc.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02 Rules of Construction. Unless otherwise defined or specified herein, all accounting terms shall be construed herein, all accounting determinations hereunder shall be made, all financial statements required to be delivered hereunder shall be prepared and all financial records shall be maintained in accordance with GAAP. When used in this Agreement, unless a contrary intention appears: (i) a term has the meaning assigned to it; (ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP; (iii) “or”

is not exclusive; (iv) “including” means including without limitation; (v) words in the singular include the plural and words in the plural include the singular; (vi) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vii) references to a Person are also to its successors and permitted assigns; (viii) the words “hereof’, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof; (ix) references contained herein to Section, Schedule and Exhibit, as applicable, are references to Sections, Schedules and Exhibits in this Agreement unless otherwise specified; (x) references to “writing” include printing, typing, lithography, electronic copies of documents, electronic mail and other means of reproducing words in a visible form; and (xi) the term “proceeds” and each other capitalized term herein utilized in defining the categories of Collateral that is defined in Article 1, 8 or 9 of the applicable UCC shall have the meaning set forth in such UCC.

Section 1.03 Computation of Time Periods. Unless otherwise stated in the applicable Facility Document, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including”, the word “through” means “to and including” and the words “to” and “until” both mean “to but excluding.” Periods of days referred to in any Facility Document shall be counted in calendar days unless Business Days are expressly prescribed. Unless otherwise indicated herein, all references to time of day refer to Eastern standard time or Eastern daylight savings time, as in effect in New York City on such day.

ARTICLE II

ADVANCES

Section 2.01 Revolving Credit Facility. On the terms and subject to the conditions hereinafter set forth, including Article III, the Lender agrees to make loans to the Borrowers (each, an “Advance”) from time to time on the same date as any Senior Advance Date, in an aggregate principal amount at any one time outstanding up to but not exceeding the then-applicable Advance Percentage of the Senior Advance Amount extended on such Senior Advance Date. Each such borrowing of an Advance on any single day is referred to herein as a “Borrowing.” Within such limits and subject to the other terms and conditions of this Agreement, the Borrowers may borrow (and re borrow) Advances under this Section 2.01 and prepay Advances under Section 2.05.

Section 2.02 Making of Advances. If the Borrowers desire to make a Borrowing under this Agreement, they shall give the Lender a written notice (each, a “Notice of Borrowing”) for such Borrowing (which notice shall be irrevocable and effective upon receipt) not later than 2:00 p.m. ET at least one (1) Business Day prior to the day of the requested Borrowing (or such lesser period of time as the Lender may agree). Each Notice of Borrowing shall be substantially in the form of Exhibit B hereto, dated the date the request for the related Borrowing is being made, shall attach the related Senior Facility Funding Request, and shall otherwise be appropriately completed. The proposed Borrowing Date specified in each Notice of Borrowing shall be a Business Day falling on or prior to the Commitment Termination Date, and the amount of the

Borrowing requested in such Notice of Borrowing (the “Requested Amount”) shall be the then-applicable Advance Percentage of the related Senior Advance Amount (or, if less, the remaining unfunded Maximum Credit hereunder). The Lender shall, with respect to the Committed Amount and may, with respect to the Uncommitted Amount, not later than 4:00 p.m. ET on each Borrowing Date in respect of an Advance, make the applicable Requested Amount available to the Borrowers by disbursing such funds in Dollars to an account designated in writing by the Borrowers in the Notice of Borrowing. The Lender shall have the obligation, subject to the terms and conditions of the Facility Documents, to make Advances up to the Committed Amount and shall have no obligation to make Advances with respect to the Uncommitted Amount, which Advances may be made in the sole discretion of Lender. All Advances hereunder shall be first deemed committed up to the Committed Amount and then the remainder, if any, shall be deemed uncommitted up to the Uncommitted Amount.

Section 2.03 Evidence of Indebtedness. The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to it and resulting from the Advances made by the Lender to the Borrowers, from time to time, including the amounts of principal and interest thereon and paid to it, from time to time hereunder; provided that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Advances in accordance with the terms of this Agreement.

Section 2.04 Payment of Principal and Interest. The Borrowers shall pay principal and interest on the Advances as follows:

(a) 100% of the then outstanding principal amount of each Advance, together with all accrued and unpaid interest thereon, shall be payable on the Final Maturity Date.

(b) Interest shall accrue at a rate equal to the Interest Rate on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full.

(c) Accrued interest shall be payable in immediately available funds in arrears on each Payment Date. Accrued interest related to any Advances being prepaid pursuant to Section 2.05 shall also be payable in arrears on each Payment Date in accordance with the terms of the preceding sentence in connection with any such prepayment; provided that (x) with respect to any prepayment in full of the Advances outstanding, accrued interest on such amount through the date of prepayment may be payable on such date or as otherwise agreed to between the Lender and the Borrowers and (y) with respect to any partial prepayment of the Advances outstanding, accrued interest on such amount through the date of prepayment shall be payable on the Payment Date following such prepayment (or on such date of prepayment if requested in writing by the Lender).

(d) Subject in all cases to Section 2.04(f), the obligation of the Borrowers to pay the Obligations, including the obligation of the Borrowers to pay the Lender the outstanding principal amount of the Advances and accrued interest thereon, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms hereof (including Section 2.10), under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrowers or any other Person may have or have had against the Lender or any other Person.

(e) As a condition to the payment of principal of and interest on any Advance without the imposition of withholding tax, the Borrowers or the Lender may require certification acceptable to it to enable the Borrowers and the Lender to determine their duties and liabilities with respect to any taxes or other charges that they may be required to deduct or withhold from payments in respect of such Advance under any present or future law or regulation of the United States and any other applicable jurisdiction, or any present or future law or regulation of any political subdivision thereof or taxing authority therein or to comply with any reporting or other requirements under any such law or regulation.

(f) Notwithstanding any other provision of this Agreement, the obligations of the Borrowers under this Agreement are limited recourse obligations of the Borrowers. No recourse shall be had against any officer, director, employee, shareholder, beneficiary, Affiliate, member, manager, agent, partner, principal or incorporator of the Borrowers or their respective successors or assigns for any amounts payable under this Agreement. It is understood that the foregoing provisions of this clause (f) shall not (i) prevent recourse to the Borrowers or the Collateral for the sums due or to become due under any security, instrument or agreement which is part of the Collateral or (ii) constitute a waiver, release or discharge of any indebtedness or obligation evidenced by this Agreement. It is further understood that the foregoing provisions of this clause (f) shall not limit the right of any Person to name any Borrower as a party defendant in any proceeding or in the exercise of any other remedy under this Agreement, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against such Borrower.

Section 2.05 Prepayment of Advances.

(a) Optional Prepayments. Subject to the terms of the Intercreditor Agreement and Section 2.13, the Borrowers may, from time to time on any Business Day, voluntarily prepay Advances in whole or in part; provided that the Borrowers shall have delivered to the Lender written notice of such prepayment (such notice, a “Notice of Prepayment”) not later than 2:00 p.m. ET one (1) Business Day prior to the date of such prepayment. Each such Notice of Prepayment shall be irrevocable and effective upon receipt and shall be dated the date such notice is being given, signed by a Responsible Officer of the Borrowers and otherwise appropriately completed. Each prepayment of any Advance by the Borrowers pursuant to this Section 2.05(a) shall in each case be in a principal amount of at least $250,000 or, if less, the entire outstanding principal amount of the Advances of the Borrowers. If a Notice of Prepayment is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory Prepayments. On any date on which the Borrowers are required to make a prepayment under the Senior Loan Agreement, the Borrowers shall, on the date of such prepayment, make a prepayment of the outstanding Advances in an amount equal to the then-applicable Advance Percentage of the amount prepaid by the Borrowers under the Senior Loan Agreement. Notwithstanding the preceding sentence to the contrary, a mandatory prepayment pursuant to this Section 2.05(b) shall only be required to the extent there are funds available to the Borrowers and the application of proceeds toward the prepayment of the Advances hereunder is permitted by the terms of the Intercreditor Agreement.

(c) Additional Prepayment Provisions. Each prepayment pursuant to this Section 2.05 shall be subject to Sections 2.04(c), 2.10 and 2.13.

Section 2.06 Changes of Commitment. The Commitment shall be automatically reduced to zero at 5:00 p.m. ET on the Commitment Termination Date.

Section 2.07 Maximum Lawful Rate. It is the intention of the parties hereto that the interest on the Advances shall not exceed the maximum rate permissible under Applicable Law. Accordingly, anything herein to the contrary notwithstanding, in the event any interest is charged to, collected from or received from or on behalf of the Borrowers by the Lender pursuant hereto or thereto in excess of such maximum lawful rate, then the excess of such payment over that maximum shall be applied first to the payment of amounts then due and owing by the Borrowers to the Lender under this Agreement (other than in respect of principal of and interest on the Advances) and then to the reduction of the outstanding principal amount of the Advances of the Borrowers.

Section 2.08 Rescission or Return of Payment. The Borrowers agree that, if at any time (including after the occurrence of the Final Maturity Date) all or any part of any payment theretofore made by it to the Lender or any designee of the Lender is or must be rescinded or returned for any reason whatsoever (including the insolvency, bankruptcy or reorganization of the Borrowers or any of their Affiliates), the obligation of the Borrowers to make such payment to the Lender shall, for the purposes of this Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence and this Agreement and any other applicable Facility Document shall continue to be effective or be reinstated, as the case may be, as to such obligations, all as though such payment had not been made.

Section 2.09 Post-Default Interest. The Borrowers shall pay interest on all Obligations that are not paid when due for the period from the due date thereof until the date the same is paid in full at the Post-Default Rate. Interest payable at the Post-Default Rate shall be payable on each Payment Date and shall be paid and discharged in cash.

Section 2.10 Payments Generally. All amounts owing and payable to the Lender or any Indemnified Party, in respect of the Advances and other Obligations, including the principal thereof, interest, fees, indemnities, expenses or other amounts payable under this Agreement or any other Facility Document, shall be paid by the Borrowers to the applicable recipient in Dollars, in immediately available funds. All payments shall be without counterclaim, setoff, deduction, defense, abatement, suspension or deferment. The Lender shall provide wire instructions to the Borrowers in respect of payments in cash. Payments in cash must be received by the Lender on or prior to 2:00 p.m. on a Business Day, provided that payments in cash received after 2:00 p.m. on a Business Day will be deemed to have been paid on the next following Business Day. Except as otherwise expressly provided herein, all computations of interest, fees and other Obligations shall be made on the basis of a year of three-hundred sixty (360) days for the actual number of days elapsed in computing interest on any Advance, the date of the making of the Advance shall be included and the date of payment shall be excluded, provided that if an Advance is repaid on the same day on which it is made, one (1) day’s interest shall be paid on such Advance. All computations made by the Lender under this Agreement or any other Facility Document shall be conclusive, absent manifest error.

Section 2.11 Commitment Fee. For each calendar quarter during the Availability Period beginning on January 1, 2022, the Borrowers shall pay to the Lender a non-refundable Commitment Fee. The Commitment Fee shall be calculated as of the beginning of each calendar quarter, and fully earned as of the beginning of each such calendar quarter, for and with respect to Advances made available hereunder during such calendar quarter. Each fully earned Commitment Fee shall be due and payable on a quarterly basis on the first (1st) Business Day of each calendar quarter, and any unpaid portion thereof shall be immediately due and payable upon any acceleration of the Obligations hereunder or upon the Final Maturity Date.

Section 2.12 Unused Facility Fee. For each calendar quarter during the Availability Period beginning on January 1, 2022, the Borrowers shall pay to the Lender an Unused Facility Fee. Each Unused Facility Fee shall be payable in arrears within fifteen (15) Business Days following the end of the applicable calendar quarter, and any unpaid portion thereof shall be immediately due and payable upon any acceleration of the Obligations hereunder or upon the Final Maturity Date.

Section 2.13 Voluntary Prepayment Fee. If, at any time after January 1, 2022 and prior to the Final Maturity Date, the Borrowers make a voluntary prepayment on any Advance pursuant to Section 2.05(a) (the amount of any such prepayment(s), the “Voluntary Prepayment Amount”), the Borrowers shall pay to the Lender a Voluntary Prepayment Fee with respect to such Voluntary Prepayment Amount. Each Voluntary Prepayment Fee shall be payable within fifteen (15) Business Days following the applicable prepayment(s), and any unpaid portion thereof shall be immediately due and payable upon any acceleration of the Obligations hereunder or upon the Final Maturity Date.

Section 2.14 Extension of the Availability Period. The Lender and the Borrowers may agree to extend the Availability Period at any time in their respective sole discretion. As part of any extension of the Availability Period the Final Maturity Date shall also be extended by an equal period of time unless otherwise mutually agreed to by the Lender and the Borrowers.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01 Conditions Precedent to Effectiveness. The effectiveness of this Agreement shall be subject to the conditions precedent that the Lender shall have received, reviewed and approved on or before the Closing Date the following, each in form and substance reasonably satisfactory to the Lender:

(a) each of the Facility Documents required to be delivered on the Closing Date and the Intercreditor Agreement duly executed and delivered by the parties thereto, which shall each be in full force and effect;

(b) true and complete copies of the Senior Facility Documents, as in effect on the Closing Date;

(c) true and complete copies of the Constituent Documents of each Borrower, Guarantor and Pledgor as in effect on the Closing Date;

(d) a certificate of a Responsible Officer of each Borrower, Guarantor and Pledgor certifying (i) as to such entity’s Constituent Documents, (ii) as to such entity’s resolutions or other action of such entity’s board of directors or members approving this Agreement and the other Facility Documents to which such entity is a party and the transactions contemplated hereby and thereby, (iii) a good standing certificate issued by the secretary of state of such entity’s state of formation, and (iv) as to the incumbency and specimen signature of each of such entity’s Responsible Officers authorized to execute the Facility Documents to which such entity is a party;

(e) a certificate of a Responsible Officer of such Borrower certifying (i) that such Borrower’s representations and warranties set forth in the Facility Documents to which such Borrower is a party are true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), and (ii) that no Default or Event of Default has occurred and is continuing hereunder and no “Default” or “Event of Default” under the Senior Loan Agreement has occurred and is continuing thereunder;

(f) (i) proper financing statements (or the equivalent thereof in any applicable foreign jurisdiction, as applicable), to be duly filed substantially concurrently with the Closing Date, under the UCC with the Delaware Secretary of State and any other applicable filing office in any applicable jurisdiction that the Lender deems necessary or desirable in order to perfect the Lender’s interests in the Collateral contemplated by this Agreement and (ii) all other actions as the Lender shall have requested to perfect the security interests created hereunder shall have been taken;

(g) the “Termination Date” under the Senior Loan Agreement shall not have occurred, and the Senior Loan Agreement shall be in full force and effect;

(h) a favorable written opinion of DLA Piper LLP (US), special counsel for the Borrowers, (A) dated the Closing Date, (B) addressed to the Lender and (C) covering such matters relating to the Facility Documents as the Lender shall reasonably request; and

(i) completion of such know your customer, background and other checks on the Borrowers as the Lender shall have reasonably requested.

Section 3.02 Conditions Precedent to Each Borrowing. The obligation of the Lender to make each Advance to be made by it (including the initial Advance) on each Borrowing Date shall be subject to the fulfillment of the following conditions:

(a) the Lender shall have received a Notice of Borrowing with respect to such Advance (including the related Senior Facility Funding Request, all duly completed) delivered in accordance with Section 2.02;

(b) each of the representations and warranties of the Borrowers contained in the Facility Documents shall be true and correct in all material respects as of such Borrowing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date as if made on such date);

(c) no Default or Event of Default shall have occurred and be continuing at the time of the making of such Advance or shall result upon the making of such Advance;

(d) the Availability Period shall not have terminated;

(e) the Borrowers shall have paid all of the Lender’s reasonable and documented out-of-pocket fees, costs and expenses, including reasonable and documented out-of-pocket attorneys’ fees, costs and expenses of counsel (including, without limitation, those of Cogent Legal Services LLC), if any, incurred in connection with such Borrowing; and

(f) the related Senior Advance Amount shall have been funded by the Senior Lender.

Section 3.03 Conditions Precedent to Each Borrowing on and after the Amendment and Restatement Effective Date. The obligation of the Lender to make each Advance to be made by it on each Borrowing Date on and after the Amendment and Restatement Effective Date shall be subject to the fulfillment of the following conditions:

(a) receipt by the Lender of duly executed copy or facsimile, whether in portable document format (pdf) or otherwise, of signatures to each of the Facility Documents dated as of the Amendment and Restatement Effective Date; provided, however, that original signatures to such Facility Documents shall be delivered to the Lender as soon as reasonably practicable; and

(b) duly executed copy or facsimile, whether in portable document format (pdf) or otherwise, of a certificate with respect to each Borrower and each Guarantor evidencing that the execution and delivery of the Facility Documents dated as of the Amendment and Restatement Effective Date to which it is a party, and all transactions related thereto have been duly authorized.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties of the Borrowers. Each Borrower represents and warrants to the Lender on and as of the Closing Date, the Amendment and Restatement Effective Date and each Borrowing Date, as follows:

(a) Organization and Good Standing. Such Borrower is a Delaware limited liability company, duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation, and has full power, authority and legal right to own or lease its properties and conduct its business as such business is presently conducted and had at all relevant times on and after the Closing Date, and now has, all necessary power, authority and legal right to acquire, own and pledge the Collateral.

(b) Due Qualification and Good Standing. Such Borrower is qualified to do business as a Delaware limited liability company, is in good standing, and has obtained all licenses and approvals as required under the laws of all jurisdictions in which the ownership or lease of its property and or the conduct of its business (including the performance of its obligations under this Agreement, the other Facility Documents to which it is a party and its Constituent Documents) requires such qualification. standing, license or approval, except to the extent that the failure to so qualify, maintain such standing or be so licensed or approved would not have a Material Adverse Effect.

(c) Power and Authority; Due Authorization. Such Borrower (i) has all necessary power and authority and legal right to (A) execute and deliver this Agreement and the other Facility Documents to which it is a party, (B) carry out the terms of the Facility Documents to which it is a party, (C) grant Liens on the Collateral, and (D) receive Advances on the terms and conditions provided herein, and (ii) has duly authorized by all necessary limited liability company action the execution, delivery and performance of this Agreement and the other Facility Documents to which it is a party and the Lien on the Collateral on the terms and conditions herein provided. This Agreement and each other Facility Document to which such Borrower is a party have been duly executed and delivered by such Borrower.

(d) No Violation. The execution and delivery of this Agreement and each Facility Document to which such Borrower is a party, the Borrowings, the pledge of the Collateral hereunder, the performance by such Borrower of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof will not conflict with or result in any breach of any of the terms and provisions of, and will not constitute (with or without notice or lapse of time or both) a default under, such Borrower’s Constituent Documents or any material Contractual Obligation of such Borrower and will not conflict with or violate, in any material respect, any Applicable Law. Such Borrower is not party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(e) No Proceedings. There are no proceedings against such Borrower or, to the knowledge of such Borrower, against the Parent or any of its Subsidiaries, before any Governmental Authority (i) asserting the invalidity of this Agreement or any Facility Document to which such Borrower is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any Facility Document to which such Borrower is a party or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.

(f) All Consents Required. All Governmental Authorizations and Private Authorizations required in connection with the due execution, delivery and performance by such Borrower of this Agreement and any Facility Document to which such Borrower is a party, have been obtained.

(g) Agreements Enforceable. This Agreement and each Facility Document to which such Borrower is a party constitute the legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with their respective terms, except as such enforceability may be limited by Insolvency Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

(h) Solvency. Such Borrower is not the subject of any Insolvency Proceeding or Insolvency Event. After giving effect to the transactions contemplated under this Agreement and each Facility Document to which such Borrower is a party, such Borrower will be Solvent.

(i) Senior Facility Documents. True, correct and complete copies of the material Senior Facility Documents in effect as of the date hereof have been delivered to the Lender.

(j) Taxes. Such Borrower has timely filed or caused to be timely filed all federal income tax returns and all other material Tax returns required to be filed by it. Such Borrower has paid all federal and state Taxes and all assessments made against it or any of its property (other than any amount of Tax the validity of which is being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Borrower).

(k) Government Regulations. Such Borrower is not engaged in the business of extending credit for the purpose of “purchasing” or “carrying” any Margin Stock. Such Borrower owns no Margin Stock, and no portion of the proceeds of any Advance hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any portion of such proceeds to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board. Such Borrower will not take or permit to be taken any action that might cause any Facility Document to violate any regulation of the Federal Reserve Board.

(l) No Liens. The Collateral is owned by the applicable Borrower free and clear of any Lien (except for Permitted Liens as provided herein), claim or encumbrance of any Person, and the Lender, has a valid and, upon the taking of all of the actions required hereunder for perfection, including but not limited to the requirements under Section 4.01(m) hereof, second priority security interest at all times prior to the Senior Facility Release Date, and first priority security interest following the Senior Facility Release Date, in each case in the Collateral then existing or thereafter arising, free and clear of any Liens, except for Permitted Liens; provided, however, that such security interest shall be a first priority security interest at all times on and after the Senior Facility Release Date. No effective financing statement or other instrument similar in effect covering any Collateral is on file in any recording office except such as may be filed in favor of the Lender relating to this Agreement or the Senior Lender. Such Borrower is not aware of the filing of any judgment, ERISA or material tax lien filings against such Borrower, except for Permitted Liens.

(m) Security Interest. This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in favor of the Lender in the Collateral, which is enforceable in accordance with Applicable Law, and upon the taking of all actions required hereunder for perfection, including but not limited to the requirements under this Section 4.01(m), will be prior to all other Liens except Permitted Liens and will be enforceable as such against creditors of and purchasers from such Borrower. Substantially concurrently with the Closing Date, all filings (including, without limitation, such UCC filings) as are necessary in any jurisdiction to perfect the interest of the Lender in the Collateral have been or will be made and are or will be effective.

(i) This Agreement constitutes a “security agreement” within the meaning of Section 9 102(a)(73) of the UCC as in effect from time to time in the State of New York.

(ii) The Collateral is comprised of “general intangibles,” “deposit accounts,” “investment property” and “proceeds” (each as defined in the applicable UCC) and such other categories of collateral under the applicable UCC as to which such Borrower has complied with its obligations under this Section 4.01(m) (Security Interest).

(iii) All Collateral is owned by such Borrower, free and clear of any adverse claim, judgment or Lien other than Permitted Liens.

(iv) At such time following the Senior Facility Release Date that any Pledged Membership Interests are no longer held by the Senior Lender (the “Pledged Interest Control Date”), such Borrower has taken all action required on its part for control (as defined in Section 8-106 of the UCC) to have been obtained by the Lender over the Pledged Membership Interests. As of and after the Pledged Interest Control Date, no person other than the Lender will have control or possession of all or any part of the Pledged Membership Interests. Without limiting the foregoing, all certificates, agreements or instruments representing or evidencing the Pledged Membership Interests in existence on the date hereof have been delivered to the Lender on the Pledged Interest Control Date in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank. As of and after the Pledged Interest Control Date, no financing statement or other similar instrument in effect covering any of the Collateral or any interest therein is on file in any recording office except such as may be filed in connection with any Lien arising solely as the result of any action taken by the Lender (or any assignee thereof). No consent of any other Person and no authorization, approval, or other action by, and no notice to or filing with, any Governmental Authority is required (x) for the pledge by such Borrower of the Collateral pursuant to this Agreement, (y) for the perfection or maintenance of the security interest created hereby (including the second priority nature of such security interest prior to the Senior Facility Release Date and first priority security nature thereafter subject to Permitted Liens) or (z) for the exercise by the Lender of the rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement.

(n) Reports Accurate. All information, documents, books, records or reports furnished or to be furnished by or on behalf of such Borrower to the Lender in connection with this Agreement or any other Facility Document are true, complete and accurate in all material respects to the best knowledge of the Person at the time of delivery thereof

(o) Location of Offices. Such Borrower’s location (within the meaning of Article 9 of the UCC) is Delaware. Such Borrower’s principal place of business and chief executive office and the office where such Borrower keeps all its records is located at the address of such Borrower referred to in Schedule 1 hereof (or at such other locations as to which the notice and other requirements specified in Section 5.02(g) (Change of Name or Jurisdiction of Borrower; Records) shall have been satisfied). Such Borrower has not changed its name, whether by amendment of its certificate of formation, by reorganization or otherwise, or its jurisdiction of organization within the period commencing on the date of formation of such Borrower and ending on the Closing Date.

(p) Tradenames. Such Borrower has no trade names, fictitious names, assumed names or “doing business as” names or other names under which it has done or is doing business.

(q) Separate Entity. Such Borrower is operated as an entity with assets and liabilities distinct from those of each Offerpad Entity and any Affiliates thereof (other than such Borrower), and such Borrower hereby acknowledges that the Lender is entering into the transactions contemplated by this Agreement in reliance upon such Borrower’s identity as a separate legal entity from the other Offerpad Entities and from each such other Affiliate of the other Offerpad Entities, other than for tax purposes. Such Borrower is and since the date of its formation has at all times been in compliance with Section 5.01(g) (Separate Existence).

(r) Investment Company Act. Such Borrower is not, and after giving effect to the transactions contemplated hereby, will not be, required to register as, an “investment company” within the meaning of the Investment Company Act.

(s) ERISA. Such Borrower is in material compliance with ERISA with respect to its Plans and has not incurred and does not expect to incur any liabilities (except for premium payments arising in the ordinary course of business) payable to the PBGC under ERISA with respect to its Plans.

(t) Plan Assets. The assets of such Borrower are not treated as “plan assets” for purposes of Section 3(42) of ERISA, and the Collateral is not deemed to be “plan assets” for purposes of Section 3(42) of ERISA. Such Borrower has not taken, or omitted to take, any action which would result in any of the Collateral being treated as “plan assets” for purposes of Section 3(42) of ERISA or the occurrence of any Prohibited Transaction in connection with the transactions contemplated hereunder.

(u) Accuracy of Representations and Warranties. Each representation or warranty by such Borrower contained herein or in any report, financial statement, exhibit, schedule, certificate or other document furnished by such Borrower pursuant hereto, in connection herewith or in connection with the negotiation hereof is true and correct in all material respects (except for such representations and warranties as are qualified by materiality, a Material Adverse Effect, knowledge or any similar qualifier, which representations shall be true and correct in all respects).

(v) USA Patriot Act. Neither such Borrower nor any of such Borrower’s Affiliates is (w) a Sanctioned Person, (x) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction, (y) a “Foreign Shell Bank” within the meaning of the Patriot Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision, or (z) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns.

(w) No Material Adverse Effect. No event, development or circumstance that has had or would reasonably be expected to have a Material Adverse Effect has occurred since October 26, 2016.

(x) Compliance with Law. Such Borrower has complied in all material respects with all Applicable Laws to which it may be subject, and no item of Collateral contravenes any Applicable Law in any material respect.

(y) Tax Status. For U.S. federal income tax purposes, such Borrower is (i) disregarded as an entity separate from its owner and (ii) has not made an election under U.S. Treasury Regulation Section 301.7701 3 and is not otherwise treated as an association taxable as a corporation.

(z) Investments. Such Borrower does not own or hold, directly or indirectly, any capital stock or equity security of, or any equity interest in, any Person (other than, in the case of the Parent Borrower, the other Borrowers).

(aa) Business. Since its formation, such Borrower has conducted no business other than holding equity interests in the other Borrowers (only in the case of the Parent Borrower), the borrowing of funds under this Agreement and the Senior Loan Agreement, entering into the Facility Documents and the Senior Loan Documents to which it is a party, performing its duties and obligations and exercising its rights and privileges thereunder, granting Liens on Collateral under the Facility Documents and the Senior Loan Documents, and such other activities as are incidental to the foregoing.

ARTICLE V

COVENANTS

Section 5.01 Affirmative Covenants of Each Borrower. Each Borrower hereby covenants and agrees that, until the Final Payment Date:

(a) Compliance with Laws; Authorizations. Such Borrower shall (i) comply in all material respects with all Applicable Laws and all Contractual Obligations and (ii) obtain, maintain and keep in full force and effect all Governmental Authorizations, Private Authorizations and Governmental Filings which are necessary to properly carry out its business and the transactions contemplated to be performed by it under the Facility Documents to which it is a party and its Constituent Documents.

(b) Preservation of Existence. Such Borrower shall preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing in each jurisdiction where the failure to maintain such existence, rights, franchises, privileges and qualification has had, or would reasonably be expected to have, a Material Adverse Effect.

(c) Performance and Compliance with Collateral. Such Borrower shall, at its expense, timely and fully perform and comply with all provisions, covenants and other promises (if any) required to be observed by it under agreements related to the Collateral.

(d) Keeping of Records and Books of Account. Such Borrower shall keep proper books of record and account in which full, true and correct entries in conformity with GAAP as consistently applied and all requirements of law are made of all dealings and transactions in relation to its business and activities. Such Borrower shall permit any representatives designated by the Lender to visit, on any Business Day during normal business hours, and inspect the financial records and the properties of such Borrower upon reasonable prior notice.

(e) Collateral. With respect to each item of Collateral acquired by such Borrower, such Borrower shall (i) take all actions necessary to perfect, protect and more fully evidence such Borrower’s ownership of or security interest in such Collateral, including, without limitation, (A) filing and maintaining, effective financing statements (Form UCC 1) naming such Borrower as debtor and the Lender as secured party in all necessary or appropriate filing offices, and filing continuation statements, amendments or assignments with respect thereto in such filing offices, and (B) executing or causing to be executed such other instruments or notices as may be necessary or appropriate, and (ii) take all additional action that the Lender may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in the Collateral.

(f) Separate Existence. Such Borrower shall be in compliance with the special purpose entity requirements set forth in Section 5.02(1) (Special Purpose Entity).

(g) Taxes. Such Borrower shall (i) timely file or cause to be timely filed all federal and material state tax returns required to be filed by it, (ii) timely pay all federal and material state taxes that become due and payable and all assessments made against it or any of its property (other than any amount of tax or assessment the validity of which is being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Borrower) and (iii) satisfy or contest any tax lien that is filed or any claim asserted against its property due to any tax, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect.

(h) Use of Proceeds. Such Borrower will use the proceeds of each Advance made hereunder, together with the proceeds received by such Borrower from borrowings from the Senior Lender under the Senior Loan Agreement, for the purpose of financing the acquisition of, holding, renovating and maintaining the Eligible Properties identified to the Lender in writing on each “Property Schedule” delivered pursuant to the Senior Loan Agreement, as such Property Schedule may be amended from time to time, and for other general corporate purposes not inconsistent with the terms of this Agreement.

(i) Reporting. Such Borrower will furnish to the Lender:

(i) As soon as available, but in any event no later than one hundred twenty (120) days after the end of each fiscal year, consolidated financial statements of the Guarantor as of the end of such fiscal year, audited by an independent certified public accountants reasonably acceptable to the Lender and certified, without any qualifications (including any (x) “going concern” or like qualification or exception, (y) qualification or exception as to the scope of such audit or (z) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item) (other than, with respect to any report delivered within one year prior to the Final Maturity Date, any explanatory paragraph or note made due to such Final Maturity Date occurring within one year after such report and other than, with respect to any report delivered within one year prior to the Maturity Date (as defined in the Senior Loan Agreement), any explanatory paragraph or note made due to such Maturity Date (as defined in the Senior Loan Agreement) occurring within one year after such report), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management, in each case, as at the end of such year and the related statements of income and retained earnings for such year, setting forth in each case in comparative form the figures for the previous year or predecessor period, as applicable);

(ii) As soon as available, but in any event not later than sixty (60) days after the end of each fiscal quarter of each fiscal year of the Guarantor, the unaudited balance sheets of the Guarantor as at the end of such quarter and the related unaudited statements of income and retained earnings of the Guarantor for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year (or predecessor period, as applicable), certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

(iii) All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein);

(iv) Borrowing Base Certificate. Such Borrower shall deliver to the Lender a copy of each Final Report (as defined under the Senior Loan Agreement) at the same time such Final Report is delivered to the Senior Lender;

(v) Significant Events. As soon as possible and in any event within three (3) Business Days after a Responsible Officer obtains Knowledge of the occurrence of a Default or Event of Default, a written statement, signed by a Responsible Officer, setting forth the details of such event and the action that such Borrower proposes to take with respect thereto;

(vi) Breaches of Representations and Warranties. Promptly upon such Borrower obtaining Knowledge that any representation or warranty set forth in Section 4.01 was incorrect in any material respect at the time it was given or deemed to have been given and at the same time deliver to the Lender a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, such Borrower shall notify the Lender in the manner set forth in the preceding sentence before any Borrowing Date of any facts or circumstances within the Knowledge of such Borrower which would render any of the said representations and warranties untrue in any material respect at the date when such representations and warranties were made or deemed to have been made;

(vii) Other Information. Promptly upon request, such other information, documents, records or reports or the condition or operations, financial or otherwise, of such Borrower as the Lender may from time to time reasonably request in order to protect the interests of the Lender under or as contemplated by this Agreement. Without duplication of anything provided to the Lender hereunder, such Borrower shall provide to the Lender any information, documents, records or reports or the condition or operations, financial or otherwise that is provided to the Senior Lender substantially contemporaneously when such is provided to the Senior Lender;

(viii) Material Adverse Effect. Promptly upon such Borrower obtaining Knowledge of a Material Adverse Effect, including, without limitation, the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting such Borrower or any portion of the Collateral that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(ix) Facility Document Reporting. Promptly, but in no event later than three (3) Business Days after its receipt thereof, copies of any and all default notices or reports delivered under any Facility Document;

(x) [Reserved];

(xi) ERISA. Promptly after receiving notice of any ERISA Event, a copy of such notice and copies of any communications with all Governmental Authorities or any Multiemployer Plan with respect to such ERISA Event;

(xii) Corporate Changes. At least thirty (30) days prior written notice of any change in the name, jurisdiction of organization, corporate structure, tax characterization or location of records of such Borrower, provided that such Borrower agrees not to effect or permit any such change referred unless it has delivered to the Lender all Uniform Commercial Code financing statements and amendments thereto as the Lender shall request and has taken all other actions deemed reasonably necessary by the Lender to continue its perfected status in the Collateral with the same or better priority;

(xiii) Anti-money laundering. Upon request, all information reasonably available to such Borrower and reasonably required by the Lender to carry out its obligations under applicable anti money laundering laws and the Lender’s anti-money laundering policies and procedures.

(j) Maintenance of Properties; Insurance. Such Borrower shall maintain and preserve all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply in all material respects at all times with the provisions of all material leases to which it is a party as lessee, so as to prevent any loss or forfeiture thereof or thereunder. Such Borrower shall cause each Property to be covered by insurance in accordance with the Insurance Requirements set forth on Exhibit C. The Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments under any insurance policy.

(k) Further Assurances. Such Borrower shall execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing UCC and other financing statements, agreements or instruments) that may be required under Applicable Law and that the Lender may reasonably request in order to effectuate the transactions contemplated by the Facility Documents and in order to grant, preserve, protect and perfect the validity and second priority at all times prior to the Senior Facility Release Date and first priority thereafter (subject to Permitted Liens) of the security interests and Liens created or intended to be created hereby. Such Borrower shall deliver or cause to be delivered to the Lender all such instruments and documents (including legal opinions and lien searches) as it shall reasonably request to evidence compliance with this Section 5.01(k). Such Borrower agrees to provide such evidence as the Lender shall reasonably request as to the perfection and priority status of each such security interest and Lien.

(l) Obligations. Such Borrower shall pay its Indebtedness and other obligations promptly and in accordance in all material respects with their terms and pay and discharge promptly when due all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon the Collateral or any part thereof.

(m) Tax Matters. Such Borrower shall (and the Lender hereby agrees to) treat the Advances as debt for U.S. federal, state and local income and franchise tax purposes and will take no contrary position, unless otherwise required pursuant to a closing agreement with the U.S. Internal Revenue Service or other applicable Governmental Authority or a non-appealable judgment of a court of competent jurisdiction.

(n) Financial Covenants. The Guarantor shall, at all times, maintain consolidated:

(i) Tangible Net Worth in an amount not less than the Minimum Tangible Net Worth Amount; and

(ii) Liquidity in an amount not less than the Minimum Liquidity Amount.

Section 5.02 Negative Covenants of Each Borrower. Each Borrower covenants and agrees that, until the Final Payment Date:

(a) Activities of Borrower. Without the prior written consent of the Lender, such Borrower shall not engage in any business or activity of any kind, or enter into any transaction or indenture, mortgage, instrument, agreement, contract, or other undertaking, which is not incidental to the transactions contemplated and authorized by this Agreement, any other Facility Document or the Senior Facility Documents; provided that Borrowers shall be permitted to acquire and hold single-family residential real estate for rental purposes, without the prior written consent of the Lender.

(b) Indebtedness. Such Borrower shall not create, incur, assume or suffer to exist any Indebtedness, except (i) obligations incurred under this Agreement, any other Facility Document or any Senior Facility Document, (ii) liabilities incident to the maintenance of its existence in good standing and (iii) indebtedness in respect of endorsement of instruments or other payment items for deposit or collection in the ordinary course of business.

(c) [Reserved].

(d) Security Interests. Except as contemplated by the Facility Documents, such Borrower shall not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any Collateral, whether now existing or hereafter transferred hereunder, or any interest therein, other than Permitted Liens. Such Borrower will promptly notify the Lender of the existence of any Lien on any Collateral, and such Borrower shall defend the right, title and interest of the Lender in, to and under the Collateral against all claims of third parties; provided, however, that nothing in this Section 5.02(d) shall prevent or be deemed to prohibit such Borrower from suffering to exist Permitted Liens upon any Collateral.

(e) Merger; Sales. Other than in connection with the SPAC Transaction, such Borrower shall not enter into any transaction of merger or consolidation, or, to the fullest extent permitted by law, liquidate or dissolve itself (or suffer any liquidation or dissolution), or acquire or be acquired by any Person, or convey, sell, loan or otherwise dispose of all or substantially all of its property or business, except as provided for in this Agreement.

(f) Distributions. Subject to the conditions set forth in the Senior Facility Documents, Borrowers may make quarterly distributions in amounts equal to the Tax liabilities of its direct owners (or the ultimate owner(s) of a direct owner if such direct owner is a pass-through entity) attributable to items of income or gain incurred or realized by the applicable Borrower.

(g) Change of Name or Jurisdiction of Borrower; Records. Such Borrower shall not change its name or jurisdiction of organization other than in accordance with Section 5.01(i)(xii) hereof.

(h) ERISA Matters. Such Borrower shall not (a) engage or permit any member of the Borrower’s ERISA Group to engage in any prohibited transaction for which an exemption is not available or has not previously been obtained from the United States Department of Labor, (b) permit to exist any accumulated funding deficiency, as defined in Section 302(a) of ERISA and Section 412(a) of the Code, or funding deficiency with respect to any Plan other than a Multiemployer Plan, (c) fail to make any payments to a Multiemployer Plan that such Borrower or any member of its ERISA Group may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto could reasonably be expected to result in a Material Adverse Effect, (d) terminate any Plan so as to result in any liability could reasonably be expected to result in a Material Adverse Effect, or (e) permit to exist any occurrence of any reportable event described in Title IV of ERISA.

(i) Change in the Facility Documents. Such Borrower will not amend, modify, waive or terminate any terms or conditions of any of the Facility Documents to which it is a party (or with respect to which it has consent rights) in a manner adverse to the interests of the Lender without the prior written consent of the Lender.

(j) Senior Facility Documents. No Senior Facility Document may be amended, modified or supplemented without the prior consent of the Lender except in accordance with the Intercreditor Agreement.

(k) No Assignments. Such Borrower will not assign or delegate, grant any interest in or permit any Lien (other than Permitted Liens) to exist upon any of its rights, obligations or duties under this Agreement.

(l) Special Purpose Entity.

(i) Covenants Applicable to each Borrower. Each Borrower shall (a) own no assets, and shall not engage in any business, other than the assets and transactions specifically contemplated by this Agreement and any other Facility Document, (b) not incur any Indebtedness or other obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation) without the Lender’s prior written consent, other than (i) with respect to the Property Documents (as defined in the Senior Loan Agreement) and the Retained Interests (as defined in the Senior Loan Agreement), and (ii) as otherwise permitted under this Agreement, (c) not make any loans or advances to any Affiliate or third party and shall not acquire obligations or securities of its Affiliates, in each case other than in connection with the acquisition of Eligible Properties and the sale of assets under the Facility Documents, (d) pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets, provided, however, that no Person shall be required to make any direct or indirect additional capital contribution to such Borrower, (e) comply with the provisions of its Constituent Documents, (f) do all things necessary to observe organizational formalities and to preserve its existence, and shall not amend, modify, waive provisions of or otherwise change its Constituent Documents except with the prior written consent of the Lender, (g) maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates (except that Borrowers may maintain joint bank accounts and financial records and statements with one another) and any financial statements may be consolidated with other entities to the extent consolidation is required under GAAP or as a matter of Requirements of Law; provided, that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of a Borrower from such Affiliate and to indicate that such Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (ii) such assets shall also be listed on such Borrower’s own separate balance sheet, and file its own tax returns (except to the extent consolidation is required or permitted under Requirements of Law or separate tax returns are not required because Borrowers, as single-member limited liability companies, have chosen to be disregarded as separate entities for applicable tax purposes), (h) be, and at all times shall hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, and shall not identify itself or any of its Affiliates as a division of the other, (i) maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations and shall remain Solvent, provided, however, that no Person shall be required to make any direct or indirect additional capital contribution to such Borrower, (j) not engage in or suffer any Change of Control (as defined in the Senior Loan Agreement) or, to the fullest extent permitted by law, any dissolution, winding up, liquidation, consolidation or merger in whole or in part or convey or transfer all or substantially all of its properties and assets to any Person (except as contemplated herein), (k) not commingle its funds or other assets with those of any Affiliate or any other Person (except as contemplated herein with respect to any other Borrower) and shall maintain its properties and assets in such a manner that it would not be costly or difficult to identify, segregate or ascertain its properties and assets from those of any Affiliate or any other Person, (1) except as contemplated herein with respect to each other Borrower, maintain its properties, assets and accounts separate from those of any Affiliate or any other Person, (m) except as expressly contemplated herein with respect to any other Borrower, not hold itself out to be responsible for the debts or obligations of any other Person, (n) not, without the prior unanimous written consent of all of its board of directors including the Independent Director, take any Insolvency Action, (o) (i) have at all times one Independent Director appointed by such Borrower and (ii) provide the Lender with up-to-date contact information for each such Independent Director and a copy of the agreement pursuant to which such Independent Director consents to and serves as an “Independent Director” for such Borrower, (p) the Constituent Documents for such Borrower shall provide (i) that no Independent Director of such Borrower may be removed or replaced except as a result of an Independent Director Event or as otherwise consented to by the Lender in writing and Borrower must provide the Lender with not less than three (3) Business Days’ prior written notice of (x) any such proposed removal of an Independent Director, together with a statement as to the reasons for such removal, and (y) the identity of the proposed replacement Independent Director, together with a certification that such replacement satisfies the requirements set forth in the organizational documents for an Independent Director and (ii) that (x) any Independent Director of such Borrower shall not have any fiduciary duty to anyone including the holders of the equity interests in such Borrower and any Affiliates of such Borrower except such Borrower and the creditors of such Borrower with respect to taking of, or otherwise voting on, any Insolvency Action, (y) to the fullest extent permitted by Requirements of Law, and notwithstanding any duty otherwise existing at law or in equity, the Independent Director shall consider only the interests of such Borrower, including the constituent members of such Borrower (the “Borrower Constituent Members”) in acting or otherwise voting on the matters provided for herein, which such fiduciary duties to Borrower Constituent Members and such Borrower (including such Borrower’s creditors), in each case, shall be deemed to apply solely to the extent of their respective economic interests in such Borrower exclusive of (A) all other interests (including, without limitation, all other interests of Borrower Constituent Members), (B) the interests of other Affiliates of Borrower Constituent Members and such Borrower and (C) the interests of any group of Affiliates of which Borrower Constituent Members or such Borrower is a part and (z) other than as provided above, the Independent Director shall have fiduciary duties of loyalty and care similar to that of a director of a business corporation organized under the General Corporate Law of the State of Delaware; provided, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing, (q) not enter into any transaction with an Affiliate of such Borrower except those expressly contemplated under this Agreement in favor of the Lender and on commercially reasonable terms substantially similar to those available to unaffiliated parties in an arm’s-length transaction, (r) maintain a sufficient number of employees in light of contemplated business operations, (s) use separate stationery, invoices and checks bearing its own name, (t) allocate fairly and reasonably any overhead for shared office space and for services performed by an employee of an affiliate, and (u) not pledge its assets to secure the obligations of any other Person or take any action or permit any action to be taken to encumber any Contributed Property except, in each case, pursuant to the Facility Documents.

(ii) Covenants Applicable to each Borrower and Pledgor. Borrowers shall and shall cause Pledgor to comply with the following additional provisions:

(1) For each Person that is a multi-member limited liability company, it shall have one member or shall be managed by a manager that is a Special Purpose Entity, which is a corporation or a single-member Delaware limited liability company, with one Independent Director; and

(2) For each Person that is a single-member limited liability company, it (i) shall be organized in a jurisdiction acceptable to the Lender (provided that Delaware and Nevada are deemed to be acceptable jurisdictions), (ii) shall have one Independent Director or Independent Manager serving as manager of such company, (iii) shall not take any Insolvency Action and shall not cause or permit the members or managers of such entity to take any Insolvency Action, either with respect to itself or any of its Subsidiaries unless all of its Independent Directors or Independent Managers then serving as managers of the company shall have consented in writing to such action, and (iv) shall have either (A) a member which owns no economic interest in the company, has signed the company’s limited liability company agreement and has no obligation to make capital contributions to the company, or (B) one natural person or one entity that is not a member of the company, that has signed its limited liability company agreement and that, under the terms of such limited liability company agreement becomes a member of the company immediately prior to the resignation or dissolution of the last remaining member of the company.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01 Events of Default. “Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) any Borrower shall fail to (i) pay any interest, fees or other amounts due under this Agreement or any other Facility Document, and such failure shall continue for more than two (2) Business Days after the due date thereof; or (ii) repay all Advances and other Obligations to $0 on the Final Maturity Date; or

(b) any default or termination event, after expiration of applicable notice and cure periods, if any, shall occur under any of the Senior Facility Documents, but only to the extent such default or termination event has resulted in the obligations under the Senior Facility Documents becoming due prior to their scheduled maturity; or

(c) if the Borrowers and/or the Senior Lender shall modify, amend or change any of the terms or conditions or any of the Senior Facility Documents except as is permitted under the terms of the Intercreditor Agreement; or

(d) a default in any material respect in the performance, or breach in any material respect, of any covenant, obligation or agreement of any Borrower(s) contained in Sections 5.01(b) (Preservation of Existence), 5.01(f) (Separate Existence). 5.01(h) (Use of Proceeds), or 5.02 (Negative Covenants of the Borrower) and such default or breach remains uncured (to the extent such default or breach may be cured) for a period of five (5) Business Days after the earlier of (x) written notice to the Borrowers (which may be by e mail) by the Lender, and (y) the acquisition of actual knowledge thereof by a Responsible Officer of one of the Borrowers; or

(e) except as otherwise provided in this Section 6.01, (i) the default by any Borrower in any material respect in the performance, or breach in any material respect of any of its respective covenants or agreements, under this Agreement or the other Facility Documents to which it is a party, and, in each case, the continuation of such default, breach or failure for a period of thirty (30) days after the earlier of (x) written notice to the Borrowers (which may be by e mail) by the Lender, and (y) the acquisition of actual knowledge thereof by a Responsible Officer of one of the Borrowers; or

(f) any representation or warranty of any Borrower made or deemed made in this Agreement or any other Facility Document or any amendment or modification hereof or thereof, or in any Notice of Borrowing, or any other report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Facility Document or any amendment or modification hereof or thereof, shall prove to be incorrect in any material respect as of the time when the same shall have been made or deemed to have been made and such breach, if susceptible to a cure, shall continue unremedied for a period of thirty (30) days after date on which written notice of such failure requiring the same to be remedied shall have been given to such Borrower by the Lender; or

(g) the institution by or against any Borrower or any Offerpad Entity of any proceedings under the Bankruptcy Code, or any other law in which any Borrower or any Offerpad Entity is alleged to be insolvent or unable to pay its debts as they mature, or the making by any Borrower or any Offerpad Entity of an assignment for the benefit of creditors or the granting by any Borrower or any Offerpad Entity of a trust mortgage for the benefit of creditors and, in any such case, such proceeding shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered; or

(h) Parent Borrower ceases to have an ownership interest in, any material portion of the Collateral (subject to Permitted Liens) or the Lender shall fail for any reason to have a valid security interest, subject and subordinate to the Senior Lender’s security interest, in any material portion of the Collateral; or

(i) (1) any Facility Document shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Offerpad Entity, or (2) any Offerpad Entity shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability or any Lien purported to be created thereunder.

Subject to the following sentence, upon the occurrence of any Event of Default, in addition to all rights and remedies specified in this Agreement and the other Facility Documents, including Article VII, and the rights and remedies of a secured party under Applicable Law, including the UCC, the Lender may, by notice to the Borrowers, (1) terminate the Availability Period, (2) terminate the Commitment, and (3) declare the principal of and the accrued interest on the Advances and all other Obligations whatsoever payable by the Borrowers hereunder immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby waived by the Borrowers, in each case, without any further action by any party. Upon the occurrence of an Event of Default as a result of an Insolvency Event of any Offerpad Entity, the principal of and the accrued interest on the Advances and all other Obligations whatsoever payable by the Borrowers hereunder shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby waived by each Borrower.

ARTICLE VII

PLEDGE OF COLLATERAL; RIGHTS OF THE LENDER

Section 7.01 Grant of Security. Each Borrower hereby grants, pledges, transfers and collaterally assigns to the Lender as collateral security for all Obligations, a continuing security interest in, and a Lien upon, all of such Borrower’s right, title and interest in, to and under, the following, in each case whether tangible or intangible, wheresoever located, and whether now owned by such Borrower or hereafter acquired and whether now existing or hereafter coming into existence (collectively, the “Collateral”): all assets of the Borrowers but only to the extent that the Senior Lender has a lien on such assets as of the Closing Date; provided that “Collateral” shall exclude all interests in Properties, other than Permitted Second Liens, as such term is defined in the Senior Loan Agreement. For the avoidance of doubt, with regard to any Contributed Property, the Lender will not acquire a Lien on such Contributed Property until and unless a mortgage has been duly and validly recorded in the appropriate jurisdiction in favor of the Senior Lender to evidence and perfect the Senior Lender’s first priority Lien on such Contributed Property.

Section 7.02 Release of Security Interest. On the Final Payment Date, the Lender, shall, at the expense of the Borrowers, promptly execute, deliver and file or authorize for filing such instruments as the Borrowers shall reasonably request in order to reassign, release or terminate the Lender’s security interest in and Lien on the Collateral. Any and all actions under this Article VII in respect of the Collateral shall be without any recourse to, or representation or warranty by the Lender and shall be at the sole cost and expense of the Borrowers.

Section 7.03 Rights and Remedies. The Lender shall have all of the rights and remedies of a secured party under the UCC and other Applicable Law. Upon the occurrence and during the continuance of an Event of Default, the Lender or its designee may, subject to the terms of the Intercreditor Agreement, (a) instruct the Borrowers to deliver any or all of the Collateral, and any other document relating to the Collateral to the Lender or its designees and otherwise give all instructions for the Borrowers regarding the Collateral, (b) sell or otherwise dispose of the Collateral in a commercially reasonable manner, all without judicial process or proceedings, (c) take control of the Proceeds of any such Collateral, (d) exercise any consensual or voting rights in respect of the Collateral, (e) release, make extensions, discharges, exchanges or substitutions for, or sun-ender all or any part of the Collateral, (f) enforce the Borrowers’ rights and remedies with respect to the Collateral, (g) institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, any of the Collateral, (h) require that the Borrowers immediately take all actions necessary to cause the liquidation of the Collateral, (i) redeem any asset of the Borrowers to pay amounts due and payable in respect of the Obligations, (j) make copies of all books, records and documents relating to the Collateral and (k) endorse the name of any of the Borrowers upon any items of payment relating to the Collateral or upon any proof of claim in bankruptcy against an account debtor.

Each Borrower hereby agrees that, upon the occurrence and during the continuance of an Event of Default, at the request of the Lender, it shall execute all documents and agreements which are necessary or appropriate to have the Collateral to be assigned to the Lender or its designee. For purposes of taking the actions described in clauses (a) through (k) of this Section 7.03, each Borrower hereby irrevocably appoints the Lender as its attorney in fact (which appointment being coupled with an interest and is irrevocable while any of the Obligations remain unpaid), with power of substitution, in the name of the Lender or in the name of such Borrower or otherwise, for the use and benefit of the Lender, but at the cost and expense of such Borrower and, except as expressly required by Applicable Law, without notice to such Borrower.

The Lender agrees that unless an Event of Default shall have occurred and be continuing, each Borrower may, to the extent such Borrower has such right as a holder of the Pledged Membership Interests, vote and give consents, ratifications and waivers with respect thereto, except to the extent that, any such vote, consent, ratification or waiver could detract from the value thereof as Collateral or which could be inconsistent with or result in any violation of any provision of this Agreement, and from time to time, upon request from such Borrower, the Lender shall deliver to such Borrower suitable proxies so that such Borrower may cast such votes, consents, ratifications and waivers.

The Lender agrees that such Borrower may, unless an Event of Default shall have occurred and be continuing, receive and retain all cash dividends and other distributions with respect to the Pledged Membership Interests.

Section 7.04 Remedies Cumulative. Each right, power, and remedy of the Lender, as provided for in this Agreement or in the other Facility Documents or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement or in the other Facility Documents or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by the Lender of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by such Persons of any or all such other rights, powers, or remedies.

Section 7.05 Protection of Collateral. Upon the Lender’s reasonable request, the Borrowers shall from time to time execute and deliver all such supplements and amendments hereto and file or authorize the filing of all such UCC 1 financing statements and continuation statements and the equivalent thereof in any applicable foreign jurisdiction, if applicable, instruments of further assurance and other instruments, and shall take such other action as may be necessary or advisable to secure the rights and remedies of the Lender hereunder (including, without limitation, following the Senior Facility Release Date, with respect to all Collateral over which control may be obtained within the meaning of Section 8-106 and 9-104 of the UCC, the Borrowers take all actions as may be requested from time to time by the Lender so that control of such Collateral is obtained and at all times held by the Lender) and to:

(a) grant security more effectively on all or any portion of the Collateral;

(b) maintain, preserve and perfect any grant of security made or to be made by this Agreement including the second priority nature of the Lien granted hereunder while at all times prior to the Senior Facility Release Date and first priority security interests thereafter or carry out more effectively the purposes hereof;

(c) perfect, publish notice of or protect the validity of any grant made or to be made by this Agreement (including any and all actions necessary as a result of changes in Law);

(d) enforce any of the Collateral or other instruments or property included in the Collateral;

(e) preserve and defend title to the Collateral and the rights therein of the Lender in the Collateral against the claims of all third parties other than the Senior Lender; and

(f) pay or cause to be paid any and all taxes levied or assessed upon all or any part of the Collateral.

Each Borrower hereby authorizes the Lender to prepare and file financing statements with respect to the security interests granted hereby, continuation statements with respect thereto, and any amendments to such financing statements that may be necessary to continue to perfect the Lender’s interest in the Collateral. Each Borrower agrees that such Borrower shall not file a termination statement with respect to any financing statement filed by the Lender in connection with any security interest granted under this Agreement if the Lender reasonably objects to the filing of such termination statement, due to the continuing existence of any outstanding Obligations. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of Collateral that describes such property in any other manner as the Lender may determine in its sole discretion is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted herein, including, without limitation, describing such property as “all assets, whether now owned or hereafter acquired” or “all personal property, whether now owned or hereafter acquired”; provided that in each case at all times prior to the Senior Facility Release Date, such description shall include language that explicitly excludes interests in Properties, other than Permitted Second Liens, as such term is defined in the Senior Loan Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 No Waiver; Modifications in Writing. No failure or delay on the part of the Lender exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver of any provision of this Agreement or any other Facility Document, and any consent to any departure by any party to this Agreement or any other Facility Document from the terms of any provision of this Agreement or such other Facility Document, shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances. No amendment, modification, supplement or waiver of this Agreement shall be effective unless signed by the Borrowers and the Lender; provided, however, any such amendment executed prior to the Senior Facility Release Date shall require Borrowers to obtain the consent of the Senior Lender prior to any such amendment, which consent shall be deemed given so long as it does not have a material effect on (i) any of the collateral of the Senior Lender, (ii) any rights of the Senior Lender or obligations of Borrowers or (iii) any administrative, reporting or accounting requirements, in each case, under the Senior Facility Documents.

Section 8.02 Notices, Etc. Except where telephonic instructions are authorized herein to be given, all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing and shall be personally delivered or sent by registered, certified or express mail, postage prepaid, or by prepaid courier service, or by facsimile transmission or electronic mail with confirmation of receipt (if the recipient has provided a fax or an email address in Schedule 1), and shall be deemed to be given for purposes of this Agreement on the day that such writing is received by the intended recipient thereof in accordance with the provisions of this Section 8.02. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 8.02, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective facsimile numbers or email addresses) indicated in Schedule 1, and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party in Schedule 1.

Section 8.03 Taxes.

(a) Any and all payments by the Borrowers to or for the account of the Lender under any Facility Document shall be made free and clear of and without deduction or withholding for any and all present or future Taxes with respect thereto, unless required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of the Borrowers) requires the deduction or withholding of any Tax from any such payment by the Borrowers, then the Borrowers shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance in all material respects with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrowers shall be increased as may be necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 8.03) the applicable recipient receives an amount equal to the sum it would have received had no deductions or withholding of Indemnified Taxes been made.

(b) The Borrowers agree to timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.

(c) The Borrowers agree to indemnify the Lender, within ten (10) days after demand therefor, for (i) the full amount of Indemnified Taxes (including any Indemnified Taxes imposed or asserted on amounts payable under this Section 8.03) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and (ii) any reasonable expenses arising from Indemnified Taxes or with respect thereto, in each case whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by the Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after the date of any payment of Taxes by the Borrowers to a Governmental Authority pursuant to this Section 8.03, the Borrowers will furnish to the Lender the original or a certified copy of a receipt issued by the relevant Governmental Authority evidencing payment thereof (or other evidence of payment as may be reasonably satisfactory to the Lender).

(e) If any party determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 8.03 (including by the payment of additional amounts pursuant to this Section 8.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out of pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (e) (plus any penalties, interest, or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld, or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall entitle the Borrowers to request certification from an indemnified party as to whether it has received or expects to receive any such refund but shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(ii) (i) If, at any time, the Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Facility Document, it shall deliver to the Borrowers, at the time or times reasonably requested by the Borrowers, such properly completed and executed documentation reasonably requested by the Borrowers as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if reasonably requested by the Borrowers, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrowers as will enable the Borrowers to determine whether or not the Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 14.03(g)(ii), (iii), (v) and (vi) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

(iii) Without limiting the generality of Section 8.03(f)(i), to the extent the Lender is a U.S. Person, the Lender shall, on or prior to the date on which it becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers), deliver to the Borrowers (in such number of copies as shall be requested by the recipient), executed originals of U.S. Internal Revenue Service Form W-9 or any successor form, certifying that the Lender is entitled to an exemption from U.S. backup withholding tax.

(iv) Without limiting the generality of Section 8.03(f)(i), to the extent the Lender is not a U.S. Person (a “Non-U.S. Lender”), it shall, to the extent it is legally entitled to do so, deliver to the Borrowers (in such number of copies as shall be requested by the recipient), on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time-to time thereafter upon the reasonable request of the Borrowers), whichever of the following is applicable:

(A) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Facility Document, executed originals of U.S. Internal Revenue Service Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Facility Document, U.S. Internal Revenue Service Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) executed originals of U.S. Internal Revenue Service Form W-8ECI;

(C) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate reasonably satisfactory to the Borrowers to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of U.S. Internal Revenue Service Form W-8BEN-E; or

(D) to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of U.S. Internal Revenue Service Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate reasonably satisfactory to the Borrowers, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate reasonably satisfactory to the Borrowers, together with executed originals of U.S. Internal Revenue Service Form W-8BEN-E, on behalf of each such direct and indirect partner.

(v) Each Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrowers to determine the withholding or deduction required to be made.

(vi) If a payment made to the Lender under any Facility Document would be subject to FATCA Withholding Tax if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Lender shall deliver to the Borrowers at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers such documentation prescribed by Applicable Law and such documentation as is reasonably requested by the Borrowers as may be necessary for the Borrowers to comply with their obligations thereunder and to determine that the Lender has complied with its obligations thereunder or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 8.03(f)(v), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(vii) The Lender agrees that, from time to time after the Closing Date, it shall deliver the forms described above, as applicable, as promptly as practicable after (a) receipt of a reasonable written request therefor from the Borrowers or (b) when a lapse in time or change in circumstance renders a previously provided form or certificate obsolete or inaccurate. Notwithstanding any other provision of this Section 8.03, the Lender shall not be required to deliver any form after the Closing Date pursuant to this Section 8.03(f) that it is not legally able to deliver.

(f) If the Lender requires the Borrowers to pay any Indemnified Taxes or additional amount to the Lender or any Governmental Authority for the account of the Lender pursuant to this Section 8.03. then the Lender shall (at the request of the Borrowers) use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if the Lender determines, in its discretion that such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 8.03 in the future and (ii) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. The Borrowers hereby agree to pay all reasonable and documented out-of-pocket costs and expenses incurred by the Lender in connection with any such designation or assignment.

(g) Nothing in this Section 8.03 shall be construed to require the Lender to make available its Tax returns (or, subject to Section 8.03(f), any other information relating to its Taxes that it deems confidential) to the Borrowers or any other Person.

(h) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers and the Lender contained in this Section 8.03 shall survive any assignment of rights by, or the replacement of the Lender, and the termination of this Agreement.

(i) For purposes of this Section, the term “Applicable Law” includes FATCA.

Section 8.04 Costs and Expenses; Indemnification.

(a) Each Borrower agrees, on a joint and several basis, to promptly pay on demand all reasonable and documented out of pocket costs and expenses of the Lender in connection with the preparation, review, negotiation, reproduction, execution and delivery of this Agreement and the other Facility Documents, including the reasonable and documented fees and disbursements of counsel for the Lender (including, without limitation, those of Cogent Legal Services LLC), reasonable and documented out-of-pocket costs and expenses of creating, perfecting, releasing or enforcing the Lender’s security interests in the Collateral, including filing and recording fees, expenses, search fees, UCC filing fees and the equivalent thereof in any foreign jurisdiction, if applicable, and all other related fees and expenses in connection therewith; and in connection with the administration and any modification or amendment of this Agreement or any other Facility Document and advising the Lender as to their respective rights, remedies and responsibilities. Each Borrower agrees, on a joint and several basis, to promptly pay on demand all reasonable and documented out-of-pocket costs and expenses of the Lender in connection with the enforcement of this Agreement or any other Facility Document, including all reasonable and documented out-of-pocket costs and expenses incurred by the Lender in connection with the preservation, collection, foreclosure or enforcement of the Collateral subject to the Facility Documents or any interest, right, power or remedy of the Lender or in connection with the collection or enforcement of any of the Obligations or the proof, protection, administration or resolution of any claim based upon the Obligations in any insolvency proceeding, including all reasonable and documented out of pocket fees and disbursements of attorneys, accountants, auditors, consultants, appraisers and other professionals engaged by the Lender. Without prejudice to its rights hereunder, the expenses and the compensation for the services of the Lender are intended to constitute expenses of administration under any applicable bankruptcy law. For the avoidance of doubt, this Section 8.04(a) shall not apply to Taxes, which shall be covered by Section 8.03.

(b) Each Borrower agrees, on a joint and several basis, to indemnify and hold harmless the Lender, and each of its Affiliates and the respective officers, directors, employees, agents, managers of, and any Person controlling any of, the foregoing (each, an “Indemnified Party”) from and against any and all Liabilities that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of the execution, delivery, enforcement, performance, administration of or otherwise arising out of or incurred in connection with this Agreement, any other Facility Document or any transaction contemplated hereby or thereby (and regardless of whether or not any such transactions are consummated), including any such Liability that is incurred or arises out of or in connection with, or by reason of any one or more of the following: (i) in connection with any enforcement (including any action, claim or suit brought) by the Indemnified Party of any indemnification or other obligation of any Borrower, any other party to the Facility Documents or any other Person and a defense of any claim, investigation, litigation or proceeding arising out of, related to or in connection with this Agreement, any other Facility Document or any of the transactions contemplated hereby or thereby; (ii) any breach of any covenant by any Borrower contained in any Facility Document; (iii) any representation or warranty made or deemed made by any Borrower contained in any Facility Document or in any certificate, statement or report delivered in connection therewith is false or incorrect; (iv) any failure by any Borrower to comply with any Applicable Law or Contractual Obligation binding upon it; (v) any failure to vest, or delay in vesting, in the Lender a valid security interest in all of the Collateral, free and clear of all Liens (other than Permitted Liens); (vi) any action or omission, not expressly authorized by the Facility Documents, by any Borrower or any Affiliate of any Borrower which has the effect of impairing the validity or enforceability of the Collateral or the rights of the Lender with respect thereto; (vii) the failure to file, or any delay in filing, financing statements, continuation statements or the equivalent thereof in any foreign jurisdiction or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Law with respect to any Collateral, whether at the time of any Advance or at any subsequent time; and (viii) any Default or Event of Default; provided, that no Indemnified Party shall be entitled to the payment of any such Liabilities resulting from its or its affiliates’ gross negligence, or willful misconduct.

Section 8.05 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. The parties agree that this Agreement, the Facility Documents, any other documents to be delivered pursuant to this Agreement, the Facility Documents and any notices hereunder or thereunder may be transmitted between them by e-mail and/or by facsimile. The parties intend that with respect to this Agreement, the Facility Documents, any amendments hereto or thereto, any subsequent certifications and any other documentation delivered by a Borrower in connection with this Agreement and the Facility Documents, electronically imaged signatures such as .pdf files and signatures executed using third party electronic signature capture service providers, which comply with the Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state law based on the Uniform Electronic Transactions Act, shall constitute original signatures and are binding on all parties. The original documents shall be promptly delivered, if requested.

Section 8.06 Assignability.

(a) The Lender may assign to an assignee all or a portion of its rights and obligations under this Agreement (including all or a portion of its outstanding Advances or interests therein owned by it, together with ratable portions of its Commitment and Uncommitted Amount) to a Permitted Assignee. The parties to each such assignment shall execute and deliver to the Borrowers an Assignment and Acceptance and the applicable tax forms required by Section 8.03(f). The Lender, acting solely for this purpose as a non-fiduciary agent of Borrowers, shall maintain a register on which it enters the name and address of each Lender assignee, and the principal amounts (and stated interest) of each Lender assignee’s interest in the rights and obligations under this Agreement and related Facility Documents (the “Register”). No assignment shall be effective unless recorded in the Register. Subject to notification to the Borrowers of an assignment and compliance with the terms of the Intercreditor Agreement, the assignee shall be a party hereto and, to the extent of the interest assigned, have the rights and obligations of the existing Lender under this Agreement, and the existing Lender shall, to the extent of the interest assigned, be released from its obligations under this Agreement. The Borrowers hereby agree to execute any amendment and/or any other document that may be necessary to effectuate such an assignment, including an amendment to this Agreement to provide for multiple lenders and an administrative agent to act on behalf of such lenders. Any assignment or transfer by the Lender of rights or obligations under this Agreement that does not comply with this Section 8.06(a) shall be treated for purposes of this Agreement as a sale by the Lender of a participation in such rights and obligations in accordance with 8.06(c).

(b) The Borrowers may not assign their rights or obligations hereunder or any interest herein without the prior written consent of the Lender.

(c) (i) The Lender may, without the consent of the Borrowers, sell participations to Participants that are Permitted Assignees in all or a portion of the Lender’s rights and obligations under this Agreement, provided that (A) the Lender’s obligations under this Agreement shall remain unchanged, (B) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrowers shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement, and (D) each Participant shall have agreed to be bound by this Section 8.06(c), Section 8.06(e) and Section 8.16. Any agreement pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement, provided that such agreement may provide that the Lender will not, without the consent of the Participant, agree to any Fundamental Amendment that affects such Participant. Section 8.03 (subject to the requirements and limitations therein, including the requirements under Section 8.03(f) (it being understood that the documentation required under Section 8.03(f) shall be delivered to the participating Lender)) shall apply to each Participant as if it were a Lender and had acquired its interest by assignment pursuant to clause (a) of this Section 8.06; provided that no Participant shall be entitled to any amount under Section 8.03 which is greater than the amount the related Lender would have been entitled to under any such Sections or provisions if the applicable participation had not occurred.

(i) In the event that the Lender sells participations in any portion of its rights and obligations hereunder, the Lender, as nonfiduciary agent for the Borrowers, shall maintain a register on which it enters the name and address of all participants in the Advances held by it and the principal amount (and stated interest thereon) of the portion of the Advance and any other obligations under the Facility Documents which is the subject of the participation (the “Participant Register”). An Advance may be participated in whole or in part only by registration of such participation on the Participant Register. Any participation of such Advance may be effected only by the registration of such participation on the Participant Register. The Participant Register shall be available for inspection by the Borrowers to the extent necessary for the Borrowers to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in a Participant Register shall be conclusive absent manifest error, and the Lender shall treat each Person whose name is recorded in such Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) Notwithstanding any other provision in this Agreement, (i) the Lender may at any time create a security interest in, or pledge, all or any portion of its rights under this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under Applicable Laws and this Section 8.06 shall not apply to any such pledge or grant of a security interest. No creation or grant of a security interest, pledge or collateral assignment pursuant to the preceding sentence shall release the Lender from any of its obligations hereunder or substitute any pledgee or assignee for the Lender as a party hereto.

(e) Notwithstanding anything to the contrary set forth herein or in any other Facility Document, the Lender, each Permitted Assignee which becomes a Lender and each Participant, must at all times be a “qualified purchaser” as defined in the Investment Company Act (a “Qualified Purchaser”) and a “qualified institutional buyer” as defined in Rule 144A under the Securities Act (a “QIB”). The Lender and each Permitted Assignee which becomes a Lender represents to the Borrower, (i) on the date that it becomes a party to this Agreement (whether by being a signatory hereto or by entering into an Assignment and Acceptance) and (ii) on each date on which it makes an Advance hereunder, that it is a Qualified Purchaser and a QIB. The Lender and each Permitted Assignee which becomes a Lender further agree that they shall not assign, or grant any participations in, any of their respective Advances, Commitment or Uncommitted Amount to any Person unless such Person is a Qualified Purchaser and a QIB.

Section 8.07 Governing Law. This agreement and the rights and obligations of the parties under this Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this agreement or any other Facility Document (except, as to any other Facility Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by and construed in accordance with the law of the State of New York.

Section 8.08 Severability of Provisions. Any provision of this Agreement or any other Facility Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 8.09 Confidentiality. The Lender agrees to keep confidential all non-public information provided to it by the Borrowers with respect to the Borrowers, their Affiliates, the Collateral or any other information furnished to the Lender pursuant to this Agreement or any other Facility Document (collectively, the “Borrower Information”), provided that nothing herein shall prevent the Lender from disclosing any Borrower Information (a) in connection with this Agreement and the other Facility Documents and not for any other purpose, (x) to any other Person who becomes a party hereto, or (y) any of its Affiliates, employees, directors, agents, attorneys, accountants and other professional advisors (collectively, the “Lender Representatives”), it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information and instructed to keep such Borrower Information confidential, (b) subject to an agreement to comply with the provisions of this Section (or other provisions at least as restrictive as this Section), (i) to use the Borrower Information only in connection with this Agreement and the other Facility Documents and not for any other purpose, to any actual or bona fide prospective permitted assignees and Participants in the Lender’s interests under or in connection with this Agreement and (ii) as reasonably required by any direct or indirect contractual counterparties or professional advisors thereto, to any swap or derivative transaction relating to any Borrower and its obligations, (c) to the extent required or requested by any regulatory authority purporting to have jurisdiction over the Lender or any of its Affiliates (with prior notice to the Borrowers to the extent lawful), (d) in response to any order of any court or other Governmental Authority or as may otherwise be required to be disclosed pursuant to any Applicable Law, (e) that is a matter of general public knowledge or that has heretofore been made available to the public by any Person other than the Lender or any Lender Representative, or (f) in connection with the exercise of any remedy hereunder or under any other Facility Document. In addition, the Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Lender in connection with the administration and management of this Agreement and the other Facility Documents.

Section 8.10 Merger. This Agreement and the other Facility Documents taken as a whole incorporate the entire agreement between the parties hereto and thereto concerning the subject matter hereof and thereof and this Agreement and such other Facility Documents supersede any prior agreements among the parties relating to the subject matter thereof.

Section 8.11 Survival. All representations and warranties made hereunder, in the other Facility Documents and in any certificate delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery of this Agreement and the making of the Advances hereunder. The agreements in Sections 2.04(f), 2.08, 8.03, 8.04, 8.09, 8.14, 8.16 and this Section 8.11 shall survive the termination or assignment of this Agreement in whole or in part, the payment in full of the principal of and interest on the Advances.

Section 8.12 Submission to Jurisdiction; Waivers; Etc. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement or the other Facility Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York in the Borough of Manhattan, the courts of the United States of America for the Southern District of New York, and the appellate courts of any of them;

(b) consents that any such action or proceeding may be brought in any court described in Section 8.12(a) and waives to the fullest extent permitted by Applicable Law any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in Section 8.02 or at such other address as may be permitted thereunder;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding against the Lender arising out of or relating to this Agreement or any other Facility Document any special, exemplary, punitive or consequential damages.

Section 8.13 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this Agreement or any other Facility Document or for any counterclaim herein or therein or relating hereto or thereto.

Section 8.14 PATRIOT Act Notice. The Lender hereby notifies the Borrowers that, pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107 56 (signed into law on October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow the Lender to identify the Borrowers in accordance with the PATRIOT Act. The Borrowers shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Lender in order to assist the Lender in maintaining compliance with the PATRIOT Act.

Section 8.15 Legal Holidays. In the event that the date of prepayment of Advances or the Final Maturity Date shall not be a Business Day, then notwithstanding any other provision of this Agreement or any other Facility Document, payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the nominal date of any such date of prepayment or Final Maturity Date, as the case may be, and interest shall accrue on such payment for the period from and after any such nominal date to but excluding such next succeeding Business Day.

Section 8.16 Non Petition. Each party hereto (other than the Borrowers) hereby agree not to institute against, or join, cooperate with or encourage any other Person in instituting against, any Borrower any bankruptcy, reorganization, receivership, arrangement, insolvency, moratorium or liquidation proceeding or other proceeding under federal or state bankruptcy or similar laws until at least one year and one day, or, if longer, the applicable preference period then in effect plus one day, after the payment in full of all outstanding Obligations and the termination of all Commitments.

Section 8.17 Waiver of Setoff. Each Borrower hereby waives any right of setoff it may have or to which it may be entitled under this Agreement or under any Applicable Law from time to time against the Lender or its assets.

Section 8.18 Recourse Against Certain Parties. No recourse under or with respect to any obligation, covenant or agreement of any party hereto as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any incorporator, affiliate, stockholder, officer, employee or director of any party hereto, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of each party hereto contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of such party hereto, and that no personal liability whatsoever shall attach to or be incurred by any incorporator, stockholder, affiliate, officer, employee or director of such party under or by reason of any of the obligations, covenants or agreements of such party hereto contained in this Agreement or in any other such instruments, documents or agreements, or that are implied therefrom, and that any and all personal liability of each incorporator, stockholder, affiliate, officer, employee of such party, or any of them, for breaches by any party hereto of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement. Notwithstanding the foregoing, the Lender shall not be deemed to have waived any legal rights which they may have and, to the extent of such rights, shall have recourse against any incorporator, affiliate, stockholder, officer, employee or director of the Borrowers to the extent of any loss, cost or expense incurred in whole or in part from any such Person’s (i) willful misconduct, fraud, theft, misappropriation of funds or criminal acts, (ii) intentional interference with the Lender’s Lien on the Collateral or rights with respect thereto, (iii) disposition of Collateral in violation of the terms of this Agreement, (iv) action in furtherance of an Insolvency Event with respect to any Borrower, (v) action in furtherance of the consolidation of the Borrower’s assets with the assets of any other Person or (vi) action in furtherance of the dissolution or liquidation of any Borrower.

Section 8.19 Intercreditor Agreement. The Lender acknowledges that the exercise of its rights under this Agreement and the other Facility Documents are subject to the terms of the Intercreditor Agreement.

Section 8.20 Amendment and Restatement. This Agreement amends and restates the Original Loan Agreement. This Agreement is not intended to constitute a novation of the Original Loan Agreement. Upon the effectiveness of this Agreement, each reference to the Original Loan Agreement in any other document, instrument or agreement executed and/or delivered in connection therewith shall mean and be a reference to this Agreement.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

OP SPE BORROWER PARENT, LLC, as Parent Borrower

By:	/s/ Jawad Ahsan
Name:	Jawad Ahsan
Title:	Chief Financial Officer

By:	/s/ Benjamin Aronovitch
Name:	Benjamin Aronovitch
Title:	Chief Legal Officer

OP SPE PHX1, LLC, as a Borrower

By:	/s/ Jawad Ahsan
Name:	Jawad Ahsan
Title:	Chief Financial Officer

By:	/s/ Benjamin Aronovitch
Name:	Benjamin Aronovitch
Title:	Chief Legal Officer

OP SPE TPA1, LLC, as a Borrower

By:	/s/ Jawad Ahsan
Name:	Jawad Ahsan
Title:	Chief Financial Officer

By:	/s/ Benjamin Aronovitch
Name:	Benjamin Aronovitch
Title:	Chief Legal Officer

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MEZZANINE LOAN AND SECURITY AGREEMENT]

LL PRIVATE LENDING FUND II, L.P., as the Lender

By:	LLPLF II GP, LLC, its General Partner

By:	/s/ Paul A. Frick
Name:	Paul A. Frick
Title:	Vice President

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MEZZANINE LOAN AND SECURITY AGREEMENT]